Exhibit 10.6

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*	Certain terms of this Exhibit 10.6 have been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K as they are both not material and of the type that the registrant treats as private or confidential.

DISCOVERY AND CO-DEVELOPMENT COLLABORATION AGREEMENT

between

AUM Biosciences Pte Ltd

and

Newsoara Biopharma Co., Ltd

Dated as of the     2nd     Day of     November     2020

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DISCOVERY AND CO-DEVELOPMENT COLLABORATION AGREEMENT

This Discovery and Co-Development Collaboration Agreement (this “Agreement”) is made and entered into as of the     2nd     day of     November     2020 (the “Effective Date”) by and

between AUM Biosciences Pte Ltd, a company incorporated in Singapore, with its registered business address at 10 Anson Road, International Plaza, 24-16A/B, Singapore 079903 (“AUM”) and Newsoara Biopharma Co., Ltd, a company incorporated in Shanghai, with its principal place of business at Room 413, Building 3, No. 1690 Cai Lun Road (“Newsoara”). AUM and Newsoara are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, AUM possesses pharmaceutical research, development and commercialization capabilities, and has license rights for certain proprietary technology and intellectual property rights relating to the Licensed Compounds (herein defined); and

WHEREAS, AUM possesses artificial intelligence (AI) capabilities that allow new molecules to be discovered using an Al Platform (herein defined). The AI platform facilitates the identification of compounds with the potential to be used as the basis for drug discovery programs; and

WHEREAS, Newsoara is a private company based in Shanghai China and is a comprehensive group pharmaceutical company that integrates pharmaceutical products research and development, production and business sales; and

WHEREAS, AUM has agreed to collaborate with Newsoara in joint drug discovery and development of new drug candidates and Licensed Products (herein defined) in the Territory; and

WHEREAS, subject to the terms and conditions of this Agreement, AUM and Newsoara will jointly conduct research on several oncology targets, with the goal of developing small molecules of such oncology targets for clinical and commercial development.

NOW, THEREFORE, in consideration of the premises and the mutual promises and conditions set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

ARTICLE 1

DEFINITIONS

Unless otherwise specifically provided herein, the following terms shall apply throughout this Agreement which is comprised of PART I (Collaboration), PART II (License) and PART III (General), and shall have the following meanings:

1.1. “Accounting Standard” means, with respect to a Party or its Affiliates or its or their Sublicensees, GAAP, IFRS, or such other similar national or international standards as such Party, Affiliates or its or their Sublicensees adopts, in each case, consistently applied.

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1.2. “Affiliate” means, with respect to a Person, any Person that, directly or indirectly, controls, is controlled by or is under common control with such first Person at any time for so long as such Person controls, is controlled by or is under common control with such first Person. For purposes of this definition, “control” and, with correlative meanings, the terms “controlled by” and “under common control with” means: (a) the possession, directly or indirectly, of the power to direct the management or policies of a business entity, whether through the ownership of voting securities, by contract relating to voting rights or corporate governance or otherwise; or (b) the ownership, directly or indirectly, of more than fifty percent (50%) of the voting securities or other ownership interests of a business entity (or, with respect to a limited partnership or other similar entity, its general partner or controlling entity).

1.3. “Agreement” has the meaning set forth in the preamble hereto.

1.4. “Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act, the UK Bribery Act 2010, the PRC Criminal Law and the PRC Anti-unfair Competition Law and the Corruption Prevention Act of Singapore, each as amended, and any other applicable anti- corruption laws and laws for the prevention of fraud, racketeering, money laundering or terrorism.

1.5. “Applicable Law” means applicable laws, rules and regulations, including any rules, regulations, guidelines or other requirements of the Regulatory Authorities that may be in effect from time to time.

1.6. “Arbitrators” has the meaning set forth in Section 13.4.3 (Arbitration Procedure).

1.7. “Arbitration Notice” has the meaning set forth in Section 13.4.2 (Arbitration Notice).

1.8. “Artificial Intelligence Platform” or “AI Platform” means a technology platform using artificial intelligence-based technology for discovering and designing the Drug Candidates that is Controlled by AUM or any of its Affiliates, including all updates, amendment, and improvements thereof.

1.9. “AUM” has the meaning set forth in the preamble hereto.

1.10. “AUM Corporate Names” means those Trademarks, names and logos of AUM or any of its Affiliates, as determined by AUM, use of which is legally required or otherwise reasonably necessary to Develop or Commercialize the Licensed Compounds or the Licensed Products in the Field in the Territory.

1.11. “AUM Platform Know-How” means the Information Controlled by AUM or any of its Affiliates as of the Effective Date or coming under AUM’s or its Affiliate’s Control during the Term that is necessary or actually used in the operation of the AI Platform to develop Drug Candidates, including but not limited to the Information encompassed in the reports and documents described in Schedule 1.11 (AUM Platform Know-How).

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1.12. “AUM Product Know-How” means the Information Controlled by AUM or any of its Affiliates as of the Effective Date or coming under AUM’s or its Affiliate’s Control during the Term (including the Patents licensed to AUM under any Third Party License) that is necessary or actually used for the Development, Manufacture, use or Commercialization of the Licensed Compound or Licensed Product, including but not limited to the Information encompassed in the reports and documents described in Schedule 1.11 (AUM Product Know-How).

1.13. “AUM Patents” means all Patents Controlled by AUM or its Affiliates as of the Effective Date or coming under AUM’s or its Affiliate’s Control during the Term (including the Patents licensed to AUM under any Third Party License) that are necessary or actually used for the Development, Manufacture, use or Commercialization of the Licensed Compound or Licensed Product, including but not limited to all Patents listed on Schedule 1.13 (AUM Patents).

1.14. “AUM Regulatory Documentation” means Regulatory Documentation Controlled by AUM or any of its Affiliates as of the Effective Date or coming under AUM’s or its Affiliate’s Control during the Term relating to the Licensed Compounds or the Licensed Products in the Field, including but not limited to the Regulatory Documentation listed on Schedule 1.14 (AUM Regulatory Documentation).

1.15. “Auditor” has the meaning set forth in Section 5.9 (Audit Dispute).

1.16. “Business Day” means a day other than (i) a Saturday or Sunday or (ii) a day on which banking institutions in mainland China or Singapore are permitted or required to be closed by Applicable Law or executive orders.

1.17. “Breaching Party” has the meaning set forth in Section 12.2.1 (Termination for Material Breach).

1.18. “Calendar Year” means each successive period of twelve (12) calendar months commencing on January 1 and ending on December 31, except that the first Calendar Year of the Term shall commence on the Effective Date and end on December 31 of the year in which the Effective Date occurs and the last Calendar Year of the Term shall commence on January 1 of the year in which the Term ends and end on the last day of the Term.

1.19. “Change of Control” means the merger, consolidation, sale of substantially all of assets or similar transaction or series of transactions, as a result of which parties’ shareholders before such transaction or series of transactions own less than fifty percent (50%) of the total number of voting securities of the surviving entity immediately after such transaction or series of transactions.

1.20. “Collaborative Drug Candidate” has the meaning set forth in Section 3.5 (Collaborative Drug Candidate).

1.21. “Combination Product” means a Licensed Product that is comprised of or contains a Licensed Compound as an active ingredient together with one (1) or more other active ingredients or Delivery Systems or assay or detection and is sold either as a fixed dose/unit or as separate doses/units in a single package. Notwithstanding the foregoing, solutions, adjuvants, and excipients shall not be deemed to be active ingredients or Delivery Systems, and their presence shall not be deemed to create a Combination Product.

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1.22. “Commercial Milestone Event” has the meaning set forth in Section 5.1.2 (Commercial Milestones).

1.23. “Commercial Milestone Payment” has the meaning set forth in Section 5.1.2 (Commercial Milestones).

1.24. “Commercialization” means, in respect of a pharmaceutical product, any and all activities directed to the preparation for sale of, offering for sale of or sale of such product, including activities related to planning, market research, marketing, promoting, bidding and pricing, distributing and importing and exporting such product and interacting with Regulatory Authorities regarding any of the foregoing, but shall exclude Development and Manufacturing. When used as a verb, “to Commercialize” and “Commercializing” means to engage in Commercialization and “Commercialized” has a corresponding meaning.

1.25. “Commercially Reasonable Efforts” means, with respect to the performance of Development, Commercialization or Manufacturing activities with respect to a Licensed Compound or a Licensed Product by Newsoara, the carrying out of such activities in a sustained and diligent manner and using efforts and resources comparable to the efforts and resources commonly used in the pharmaceutical industry for products of similar market potential at a similar stage in development or product life. “Commercially Reasonable Efforts” shall be determined on a country-by-country or region-by-region (where applicable) and Indication-by-Indication basis, and shall take into account the competitiveness of the marketplace, applicable regulatory circumstances and the likelihood of success of Commercialization.

1.26. “Confidential Information” has the meaning set forth in Section 9.1 (Confidentiality Obligations).

1.27. “Control” means, with respect to any item of Information, Regulatory Documentation, material, Patent or other intellectual property right, possession of the right, whether directly or indirectly and whether by ownership, license or otherwise (other than by operation of the license and other grants in Section 4.1 (Grants to Newsoara), to grant a license, sublicense or other right (including the right to reference Regulatory Documentation) to or under such Information, Regulatory Documentation, material, Patent or other intellectual property right as provided for herein without violating the terms of any agreement with any Third Party.

1.28. “Cover” means with respect to a particular subject matter at issue and a relevant Patent, but for rights granted to a Person under such Patent, the manufacture, use, sale, offer for sale, or importation of such subject matter would infringe one or more Valid Claims in such Patent.

1.29. “Cure Period” shall have the meaning set forth in Section 12.2.1 (Termination for Material Breach).

1.30. “Delivery System” means any delivery system comprising equipment, instrumentation, one or more devices, or other components designed to assist in, or useful for, the administration of a Licensed Compound.

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1.31. “Development” means, in respect of a pharmaceutical product, all activities related to research, pre-clinical and other non-clinical testing, test method development and stability testing, toxicology, formulation, process development, manufacturing scale-up, qualification and validation, quality assurance/quality control, clinical studies, including Manufacturing in support thereof, statistical analysis and report writing, the preparation and submission of Drug Approval Applications, regulatory affairs with respect to the foregoing and all other activities necessary or reasonably useful or otherwise requested or required by a Regulatory Authority as a condition or in support of obtaining or maintaining a Regulatory Approval for such product. When used as a verb, “Develop” means to engage in Development.

1.32. “Development Plan” means the overall program and the parties’ fundamental agreement with respect to the Development of the Licensed Products in the Field in the Territory under this Agreement, including without limitation, the background scientific summary, indications to be pursued initially, estimated study, regulatory strategy and regulatory approval timelines, type of Clinical Trials and estimated number of enrolled subjects, market strategy, and the Parties’ respective responsibilities. The Development Plan shall also include the Development Plan Budget.

1.33. “Development Plan Budget” means an accompanied budget to the Development Plan, broken down in annual sub-budgets, setting forth the projected total, and annual expenses under the Development Plan.

1.34. “Development Milestone Event” has the meaning set forth in Section 5.1.1 (Development Milestones).

1.35. “Development Milestone Payment” has the meaning set forth in Section 5.1.1 (Development Milestones).

1.36. “Disclosing Party” has the meaning set forth in Section 9.1 (Confidentiality Obligations).

1.37. “Discovery Plan” means the written research plan set out in Schedule 1.37, describing the Parties’ respective activities and objectives, with respect to each Target, in conducting the Discovery Program, which may be amended from time to time by mutual agreement between the Parties pursuant to Section 3.3 (Discovery Plan).

1.38. “Discovery Plan Budget” means an accompanied budget to the Discovery Plan, broken down in annual sub-budgets, setting forth the projected total and annual expenses under the Discovery Plan.

1.39. “Discovery Program” shall mean the research activities undertaken by the Parties pursuant to Article 3 with respect to the Collaborative Drug Candidate.

1.40. “Discovery Program Term” shall mean the term of the Discovery Program, pursuant to Section 3.8 (Term of Discovery Program).

1.41. “Dispute” has the meaning set forth in Section 13.4.1 (Escalation to Senior Officers).

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1.42. “Drug Approval Application” means a New Drug Application as defined in the FFDCA or any corresponding application for marketing a drug in any country or region in the Territory, including, with respect to the European Union, a Marketing Authorization Application filed with the EMA pursuant to the centralized approval procedure or with the applicable Regulatory Authority of a country in the European Union with respect to the mutual recognition or any other national approval.

1.43. “Drug Candidate” means with respect to each Target, any chemical entity(ies) that has pharmaceutical or drug like characteristics developed in accordance with the terms of this Agreement.

1.44. “Effective Date” has the meaning set forth in the preamble hereto.

1.45. “EMA” means the European Medicines Agency and any successor agency thereto.

1.46. “Enforcing Party” has the meaning set forth in Section 8.3.2 (Enforcement of Patents).

1.47. “Exploit” means, in respect of a pharmaceutical product, to make, have made, import, use, sell or offer for sale, including to research, reproduce, create, perform, modify, provide access to, Develop, Commercialize, register, Manufacture, have Manufactured, hold or keep (whether for disposal or otherwise), have used, export, transport, distribute, promote, market or have sold or otherwise dispose of such product. “Exploitation” means the act of Exploiting a product.

1.48. “FDA” means the United States Food and Drug Administration and any successor agency thereto.

1.49. “FFDCA” means the United States Federal, Food, Drug, and Cosmetic Act, as amended from time to time, together with any rules, regulations and requirements promulgated thereunder (including all additions, supplements, extensions and modifications thereto).

1.50. “Field” means therapeutic, prophylactic, palliative and diagnostic uses in the field of oncology with respect to humans and animals.

1.51. “First Commercial Sale” means, with respect to a Licensed Product and a country or region, the first sale for monetary value for use or consumption by the end user of such Licensed Product in such country or region after approval of a Drug Approval Application for such Licensed Product has been obtained in such country or region.

1.52. “GAAP” means United States generally accepted accounting principles, consistently applied.

1.53. “Generic Version” means, with respect to a particular Licensed Product and a particular country, any pharmaceutical product of a Third Party (excluding any Affiliate of Newsoara, Sublicensee, distributor or other subcontractor, or any other party deriving rights related to this Agreement from Newsoara) that (a) contains an active ingredient having substantially identical chemical structure as such Licensed Compound, and (b) has received Regulatory Approval in such country.

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1.54. “Governmental Authority” means any federal, state, national, provincial or local government, or political subdivision thereof, or any multinational organization or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power (including any fiscal, revenue, customs, or exercise authority body or official anywhere in the world), any court or tribunal (or any department, bureau or division thereof, or any governmental arbitrator or arbitral body).

1.55. “IFRS” means International Financial Reporting Standards, consistently applied.

1.56. “Improvement” means any invention, discovery, development or modification with respect to a Licensed Compound or a Licensed Product or relating to the Exploitation thereof, made by or on behalf of Newsoara after the Effective Date, and whether or not patented or patentable, including any enhancement in the efficiency, operation, Manufacture, ingredients, preparation, presentation, formulation, means of delivery or dosage of such Licensed Compound or Licensed Product, any discovery or development of any new or expanded indications for such Licensed Compound or Licensed Product, any diagnostic devices relating to such Licensed Compound or Licensed Product, or any discovery or development that improves the stability, safety or efficacy of such Licensed Compound or Licensed Product.

1.57. “IND” means (a) an investigational new drug application filed with the FDA for authorization to commence clinical studies and its equivalent in other countries or regulatory jurisdictions and (b) all supplements and amendments that may be filed with respect to the foregoing.

1.58. “IND-Enabling Studies” means studies performed specifically for inclusion in an IND, including without limitation, Absorption, Distribution, Metabolism, and Excretion (“ADME”) and Good Laboratory Practice (“GLP”) toxicology studies, as well as formulation and manufacturing development, which are necessary to obtain the permission of Regulatory Authorities to begin human clinical testing.

1.59. “Indemnification Claim Notice” has the meaning set forth in Section 11.3.1 (Notice of Claim).

1.60. “Indemnified Party” has the meaning set forth in Section 11.3.1 (Notice of Claim).

1.61. “Indemnifying Party” has the meaning set forth in Section 11.3.1 (Notice of Claim).

1.62. “Indication” means, with respect to a particular drug, a sign, a symptom or a medical condition which makes the use of that drug for treatment advisable. In respect of cancer, different forms of cancer (e.g. skin cancer or lung cancer) and different cancer subtypes for which it is necessary to undertake separate Clinical Trials (not including Phase I Clinical Trials) to obtain Regulatory Approval for a Licensed Product for such form or subtype of cancer shall also be considered separate Indications for this Agreement, however, provided that a cancer with different genotypes shall be considered a same Indication.

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1.63. “Information” means all technical, scientific and other know-how and information, trade secrets, knowledge, technology, means, methods, processes, practices, formulae, instructions, skills, techniques, procedures, experiences, ideas, technical assistance, designs, drawings, assembly procedures, computer programs, apparatuses, specifications, data, results and other material, including: biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, pre-clinical, clinical, safety, manufacturing and quality control data and information, including study designs and protocols, assays and biological methodology, in each case (whether or not confidential, proprietary, patented or patentable) in written, electronic or any other form now known or hereafter developed.

1.64. “Infringement” has the meaning set forth in Section 8.3.1 (Notice).

1.65. “Invention” means any Information, Improvement, process, method, composition of matter, article of manufacture, discovery or finding, patentable or otherwise, that is conceived or reduced to practice by a Party, either within or outside the scope of this Agreement.

1.66. “Invoiced Sales” has the meaning set forth in Section 1.83 (Net Sales).

1.67. “Joint Development Committee” or “JDC” means a committee to oversee the development of the Licensed Product. The responsibilities shall include, without limitation to: (i) recommending to the JSC a strategy for Development and Regulatory Approval of the Licensed Product in accordance with the Development Plan; (ii) proposing, reviewing, and revising, as necessary, the Development Plans, and submitting any revisions to the JSC for comment and approval; (iii) reviewing all clinical study protocols of all contemplated Clinical Trials; (iv) overseeing the implementation of, and monitoring the progress of, the clinical and regulatory program in accordance with the Development Plan, including the allocation of qualified personnel who have specific accountabilities with regard to the objectives of Development Plan; and (v) seeking consensus in any decisions to be made by the JDC and submit any disagreement to the JSC for resolution.

1.68. “Joint Invention” has the meaning set forth in Section Error! Reference source not found. (Ownership of Technology).

1.69. “Joint Product Invention” has the meaning set forth in Section 8.1.2 (Ownership of Technology).

1.70. “Joint Research Committee” or “JRC” means a committee to oversee, review and recommend direction of the Discovery Program and Discovery Plans for Collaborative Drug Candidate. The responsibilities of the Joint Research Committee shall include without limitation: (i) monitoring and reporting research progress and ensuring open and frequent exchange between the Parties regarding Discovery Program activities; (ii) coordination of a Collaborative Drug Candidate and optimization program to identify Drug Candidates; and (iii) amending as necessary the criteria for the selection of Drug Candidates.

1.71. “Joint Steering Committee” or “JSC” has the meaning set forth in Section 6.1 (Formation).

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1.72. “Licensed Compound” means any chemical entity/ies or molecule/s including “AUM001”, “AUM302”, or “AUM003” for potential therapeutic benefit that is (a) covered by any AUM Patent; or (b) disclosed by any AUM Patent, including the small-molecules designated internally by AUM as of the Effective Date as “AUM001”, “AUM302”, “AUM003”, and if any, one or more Supplemental Compound as selected by Newsoara under Section 4.5 (Newsoara’s Option to Supplemental Compound).

1.73. “Licensed Product” means any pharmaceutical product in final form that is comprised of or contains Licensed Compound, without limiting its type or formulation.

1.74. “Losses” has the meaning set forth in Section 11.1 (Indemnification of AUM).

1.75. “Manufacture” and “Manufacturing” means, in respect of a pharmaceutical product, all activities related to the production, manufacture, processing, filling, finishing, packaging, labeling, shipping and holding of such product or any intermediate thereof, including process development, process qualification and validation, scale-up, pre-clinical, clinical and commercial manufacture and analytic development, product characterization, stability testing, quality assurance and quality control.

1.76. “Material Breach” has the meaning set forth in Section 12.2.1 (Termination for Material Breach).

1.77. “Milestone Event” means a Development Milestone Event or a Commercial Milestone Event.

1.78. “Milestone Payment” means a Development Milestone Payment or a Commercial Milestone Payment.

1.79. “Newsoara” has the meaning set forth in the preamble hereto.

1.80. “Newsoara Know-How” means the Information Controlled by Newsoara or any of its Affiliates as of the Effective Date or coming under Newsoara’s or its Affiliate’s Control during the Term that is necessary or actually used for the Development, Manufacture, use or Commercialization of the Licensed Compound or Licensed Product.

1.81. “Newsoara Corporate Names” means the Trademarks, names and logos of Newsoara or any of its Affiliates.

1.82. “NMPA” means the National Medical Products Administration of China and any successor agency thereto.

1.83. “Net Sales” means, with respect to a Licensed Product for any period, the gross amount billed or invoiced by Newsoara, its Affiliates or its or their Sublicensees to Third Parties for the sale of a Licensed Product (the “Invoiced Sales”), less deductions for:

1.83.1. trade, and quantity discounts allowed;

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1.83.2. refunds, rebates, chargebacks (including those to managed-care entities and government agencies), and retroactive price adjustments, which effectively reduce the net selling price;

1.83.3. credits, rebates or adjustments actually allowed to Third Parties and taken for actual product returns, damaged goods, recalls, withdrawals and rejections for sales of such Product being invoiced amounts that are not collected;

1.83.4. price reductions or rebates, retroactive or otherwise, imposed by or negotiated with, and allowed to, Governmental Authorities with regard to sales of such Product;

1.83.5. transportation, importation, shipping, insurance, and other handling expenses directly chargeable to sales of such Product, but only to the extent such expenses are included within the gross amount invoiced for such Product;

1.83.6. the portion of any management or administrative fees actually paid during the relevant time period to government payor health care programs or pharmaceutical benefit managers for such government payor health care programs or pharmaceutical benefit programs that relate specifically to sales of such Product;

1.83.7. taxes imposed on the, sale, or delivery of such Product, including sales, use, excise, turnover, or value added taxes (but excluding income taxes and similar taxes), and that portion of the annual fee on prescription drug manufacturers imposed by the Patient Protection and Affordable Care Act, Pub. L. No. 111-148 (as amended), and any other applicable fee or tax imposed by any equivalent Applicable Law in any country within the Territory, in each case that Newsoara, its Affiliate, or its licensee or sublicensees, as applicable, allocates to sales of such Product in accordance with GAAP consistently applied across its products, as applicable;

1.83.8. any other similar and customary deductions that are consistent with GAAP at the time in calculating and reporting its actual product net sales throughout its businesses, provided that such deductions are not included in any another deduction provided for under this definition.

Notwithstanding the foregoing, amounts received or invoiced by Newsoara or its Affiliates or licensees or sublicensees for the sale of such Product among Newsoara or its Affiliates or licensees or sublicensees for resale will not be included in the computation of Net Sales hereunder. In any event, any amounts received or invoiced by Newsoara or its Affiliates or licensees or sublicensees will be accounted for only once. For purposes of determining Net Sales, a Product will be deemed to be sold when invoiced. Net Sales will be accounted for in accordance with GAAP, and in the case of any sale or other disposal for value, such as barter or counter-trade, other than in an arm’s length transaction exclusively for cash, Net Sales shall be calculated as above on the value of the non-cash consideration received or the fair market price (if higher) in the country of sale or disposal, as determined in accordance with GAAP. A particular deduction may only be accounted for once in the calculation of Net Sales. Net Sales will exclude any samples of a Product transferred or disposed of by Newsoara or its Affiliates or licensees or sublicensees at no cost, or cost below such cost of goods for such Product, for promotional, development, charitable, or educational purposes.

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In the event that a Licensed Product is sold in any country or region in the form of a Combination Product, then Net Sales for such Product will be determined by multiplying the net sales of the Combination Product (as calculated in accordance with analogous criteria as set forth above for the “Net Sales” definition) by the fraction, A / (A+B) where A is the weighted average sale price of the Product when sold separately in finished form in the applicable reporting period hereunder, and B is the weighted average sale price of the other pharmaceutically active ingredients or Delivery Systems or assay or detection in the Combination Product sold separately in finished form in the applicable reporting period hereunder.

In the event that the weighted average sale price of the Product in the applicable reporting period hereunder can be determined but the weighted average sale price of the other pharmaceutically active ingredient or Delivery Systems or assay or detection in the Combination Product in the applicable reporting period hereunder cannot be determined, then Net Sales for the Product will be calculated by multiplying the net sales of the Combination Product (as calculated in accordance with analogous criteria as set forth above for the “Net Sales” definition) by the fraction A / C where A is the weighted average sale price of the Product when sold separately in finished form in the applicable reporting period hereunder and C is the weighted average sale price of the Combination Product in the applicable reporting period hereunder.

In the event that the weighted average sale price of the other pharmaceutically active ingredients or Delivery Systems or assay or detection in the Combination Product in the applicable reporting period hereunder can be determined but the weighted average sale price of the Product in the applicable reporting period hereunder cannot be determined, Net Sales for such product will be calculated by multiplying the net sales of the Combination Product (as calculated in accordance with analogous criteria as set forth above for the “Net Sales” definition) in the applicable reporting period hereunder by the following formula: one (1) minus B / C where B is the weighted average sale price of the other pharmaceutically active ingredient or Delivery Systems or assay or detection in the Combination Product in the applicable reporting period hereunder when sold separately in finished form and C is the weighted average sale price of the Combination Product in the applicable reporting period hereunder.

In the event that the weighted average sale price of both the Product and the other pharmaceutically active ingredient or Delivery Systems or assay or detection in the Combination Product in the applicable reporting period hereunder cannot be determined, then Net Sales for the Product will be determined by mutual agreement of the Parties based on the relative contribution of the Product and each other pharmaceutically active ingredient or Delivery Systems or assay or detection to the Combination Product.

1.84. “Non-Breaching Party” has the meaning set forth in Section 12.2.1 (Termination for Material Breach).

1.85. “Notice of Breach” has the meaning set forth in Section 12.2.1 (Termination for Material Breach).

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1.86. “GxP” means compliance with all relevant Regulatory Authority requirements or guidance for Good Clinical Practices (GCP), Good Laboratory Practices (GLP), and Current Good Manufacturing Practices (cGMP).

1.87. “Party” and “Parties” have the meaning set forth in the preamble hereto.

1.88. “Patents” means: (a) all national, regional and international patents and patent applications, including provisional patent applications; (b) all patent applications filed either from such patents, patent applications or provisional applications or from an application claiming priority from either of these, including divisionals, continuations, continuations-in-part, provisionals, converted provisionals and continued prosecution applications; (c) any and all patents that have issued or in the future issue from the foregoing patent applications ((a) and (b)), including utility models, petty patents, innovation patents and design patents and certificates of invention; (d) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications ((a), (b) and (c)); and (e) any similar rights, including so-called pipeline protection or any importation, revalidation, confirmation or introduction patent or registration patent or patent of additions to any of such foregoing patent applications and patents.

1.89. “Payment” means any payment due from Newsoara to AUM under or pursuant to this Agreement, including Upfront Payment, Milestone Payments, Royalty Payments and Sublicense Payments.

1.90. “Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization, including a government or political subdivision, department or agency of a government.

1.91. “Phase I Trial” shall mean a human clinical trial that is intended to initially evaluate the safety and/or pharmacological effect of a Product in subjects or that would otherwise satisfy requirements of 21 C.F.R. 312.21(a).

1.92. “Phase II Trial” shall mean a human clinical trial in any country that is intended to initially evaluate the effectiveness of a Product for a particular indication or indications in patients with the disease or indication under study or would otherwise satisfy requirements of 21 CFR 312.21(b). A Phase I/II trial shall not be deemed a Phase II Trial until completion of the Phase I portion of such trial and commencement of the portion of such trial that meets the foregoing definition.

1.93. “Phase III Trial” shall mean a human clinical trial in any country, the results of which could be used to establish safety and efficacy of a Product as a basis for an NDA or would otherwise satisfy requirements of 21 CFR 312.21(c).

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1.94. “Product Trademarks” means the Trademark(s) used or to be used in relation to or applied to the Drug Candidates, and or Licensed Compound and/or Licensed Product in the Territory, and any other Trademarks associated with the Development and Commercialization of the Drug Candidates, and/or Licensed Compound and/or Licensed Product and any registrations thereof or any pending applications relating thereto in the Territory, including any unregistered Trademark rights related thereto as may exist through use before, on or after the Effective Date (excluding, in any event, any AUM Corporate Names, any Newsoara Corporate Names and any Trademarks that consist of or include any corporate name or corporate logo of the Parties or their Affiliates or its or their (sub)licensees (or Sublicensees)). Such Product Trademarks shall be developed specifically for the market in the Territory only.

1.95. “Receiving Party” has the meaning set forth in Section 9.1 (Confidentiality Obligations).

1.96. “Regulatory Approval” means, with respect to a particular Licensed Product and a particular country or region, any and all approvals (including approvals of Drug Approval Applications), licenses, registrations or authorizations of any Regulatory Authority necessary for the Exploitation of a Licensed Product in such jurisdiction, including, where applicable, (a) any IND, clinical trial approval or notification, and supplements and amendments thereto; (b) pricing or reimbursement approval in such jurisdiction, (c) pre-approval and post-approval marketing authorizations (including any prerequisite Manufacturing or distribution approval or authorization related thereto), and (d) labeling approval.

1.97. “Regulatory Authority” means any applicable supra-national, federal, national, regional, state, provincial or local regulatory agencies, departments, bureaus, commissions, councils or other government entities regulating or otherwise exercising authority with respect to the Exploitation of the Licensed Compounds or the Licensed Products anywhere in the world, including the FDA, NMPA and the EMA.

1.98. “Regulatory Documentation” means: all (a) applications (including all INDs, clinical trial applications and Drug Approval Applications), registrations, licenses, authorizations and approvals (including Regulatory Approvals); (b) correspondence and reports submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority) and all supporting documents with respect thereto, including all regulatory drug lists, advertising and promotion documents, adverse event files and complaint files; and (c) preclinical, clinical and other data results, analyses, publications, and reports contained or referred to in any of the foregoing; in each case ((a), (b) and (c)) relating to a Licensed Compound or a Licensed Product.

1.99. “Royalty Payment” has the meaning set forth in Section 5.2.1 (Royalty Rates).

1.100. “Royalty Term” means, with respect to a Licensed Product, the period will continuing on a country-to-country and region-to-region (where applicable) basis and a Product- by-Product basis from the date of First Commercial Sale of such Licensed Product in such country or region until the last to occur of: (a) the ten (10th) anniversary of the First Commercial Sale of such Licensed Product in such country or region; or (b) the expiration of the last to expire AUM Patent in such country or region that contains a Valid Claim that Covers the chemical structure of such Licensed Product in the Field in such country or region. For the purpose of the definition of Royalty Term, AUM Patent excludes any Joint Product Invention.

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1.101. “Senior Officer” means, with respect to AUM, its Chief Executive Officer (or equivalent) and with respect to Newsoara, its Chief Executive Officer (or equivalent).

1.102. “Sub-Committee” shall have the meaning set forth in Section 6.7 (Sub- Committees).

1.103. “Sublicensee” means a Person, other than AUM or any of its Affiliates or its or their (sub)licensees and Newsoara’s Affiliate, that is granted a sublicense by Newsoara or its Affiliate under the grants in Section 4.1 (Grants to Newsoara), as provided in Section 4.2 (Sublicensee).

1.104. “Supplemental Compound” has the meaning set forth in Section 4.5 (Newsoara’s Option to Supplemental Compound).

1.105. “Tax” or “Taxes” means any and all applicable tax and taxes (including any value added tax or sales tax, stamp or other duty, levy, impost, or withholding of any nature and howsoever called or described) by whomsoever and wheresoever imposed, levied, collected or assessed.

1.106. “Target/s” means (a) the biological target/s identified or any substitute for such target/s selected in accordance with the terms of this Agreement, and (b) any variant, isoform or polymorphism of any such target/s listed in an established target/s database such as www.uniprot.org (or a similar database if www.uniprot.org is unavailable).

1.107. “Term” has the meaning set forth in Section 12.1 (Term and Expiration).

1.108. “Territory” means Mainland China, Hong Kong, Taiwan and Macau.

1.109. “Third Party” means any Person other than AUM, Newsoara and their respective Affiliates.

1.110. “Third Party Claims” has the meaning set forth in Section 11.1 (Indemnification of AUM).

1.111. “Third Party Infringement Claim” has the meaning set forth in Section 8.4 (Infringement Claims by Third Parties).

1.112. “Third Party License” means the license agreement(s) as set out in Schedule 1.112 between AUM and a third party wherein said third party licenses to AUM the Patents or Information that are necessary or actually used for the Development, Manufacture, use or Commercialization of the Licensed Compound or Licensed Product.

1.113. “Third Party Patent Right” means any Patent of a Third Party, which the Exploitation of any Licensed Compound or any Licensed Product in the Field and in the Territory by Newsoara, any of its Affiliates or any of its or their Sublicensees or distributors or customers infringes or is reasonably expected to infringe.

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1.114. “Third Party Trademark Claim” has the meaning set forth in Section 8.6.3 (Third Party Claims).

1.115. “Trademark” means any word, name, symbol, color, shape, designation or any combination thereof, including any trademark, service mark, trade name, brand name, sub-brand name, trade dress, product configuration rights, program name, delivery form name, certification mark, collective mark, logo, tagline, slogan, design or business symbol, that functions as an identifier of source, origin or quality, whether or not registered, and all statutory and common law rights therein and all registrations and applications therefor, together with all goodwill associated with, or symbolized by, any of the foregoing.

1.116. “United States” or “U.S.” means the United States of America and its territories and possessions (including the District of Columbia and Puerto Rico).

1.117. “US Dollars” or “$” means United States dollars, the lawful currency of the United States.

1.118. “Valid Claim” means a claim of an issued and unexpired licensed patent related to a Licensed Product or Licensed Compound which has not been revoked or held invalid or unenforceable by a court or other government agency of competent jurisdiction by a final decision (which decision is not appealable or has not been appealed within the time allowed for appeal), including through disclaimer or reissue.

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PART I:

Collaboration

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ARTICLE 2

CONSIDERATION FOR COLLABORATION

2.1. Collaboration Fee. In full and final consideration of AUM’s agreement to collaborate with Newsoara in the discovery and development of drug candidates in accordance with the terms and conditions set out in this Part I, Newsoara shall pay to AUM the sum of five hundred thousand US Dollars ($500,000) (the “Collaboration Fee”). The Collaboration Fee shall be made in USD currency within forty-five (45) days of Newsoara’s receipt of invoice issued by AUM after the Effective Date.

2.2. Tax. The Collaboration Fee made by Newsoara to AUM shall be exclusive of any Tax imposed by the Chinese government.

2.3. Interest. If the Collaboration Fee is not paid when due, then Newsoara shall pay interest thereon (before and after any judgment) at an annual rate equal to the lessor of (i) 5%, and (ii) the maximum rate permitted under Applicable Law. Any interest will accrue from day to day and is calculated based on the actual number of days elapsed from the payment due date to the actual payment date and a year of 360 days.

ARTICLE 3

DRUG CANDIDATE DISCOVERY AND DEVELOPMENT

The terms of the Collaboration are set out herein:

3.1. Goals of the Discovery Program. The goals of the Discovery Program with respect to the mutually agreed Targets are that Newsoara will lead the drug discovery efforts including but not limited to:

(a) the discovery and optimization of Collaborative Drug Candidate directed to the Targets;

(b) the identification of a Collaborative Drug Candidate directed to each of the Targets;

(c) chemistry, manufacturing and control activities directed to the manufacture of quantities of the Collaborative Drug Candidate sufficient to achieve IND approval; and

(d) the conduct of IND-Enabling Studies on the Collaborative Drug Candidate directed to various Targets.

3.2. Conduct of the Discovery Program. Subject to the terms and conditions set forth herein, the Parties agree to conduct research under the Discovery Program, and to share all costs arising from the conduct of the Discovery Program equally. During the Discovery Program Term, AUM and Newsoara shall collaborate and conduct the Discovery Program in accordance with the Discovery Plan within the time schedules contemplated therein and to keep the other Party informed as to the progress and results of the Discovery Program hereunder. It is understood that certain pre-IND development work and other Discovery Program activities may be outsourced to contract research organizations or other vendors.

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3.3. Discovery Plan.

3.3.1. The Discovery Program shall be carried out in accordance with a mutually agreed upon written Discovery Plan. The Discovery Plan shall establish specific research objectives and the research tasks to be performed and resources to be provided by each Party. The initial Discovery Plan establishes:

(a) the scope of the research activities which will be performed;

(b) the research objectives and work plan activities with respect to the Discovery Program;

(c) specific screening assays for identifying and testing the activity of Compounds and Library Compounds against the Targets;

(d) the criteria for determination of a Drug Candidate. The initial Discovery Plan approved by the JSC in accordance with Article 6 shall be the operative Discovery Plan, which shall be reviewed on an ongoing basis and may be amended by the JSC in accordance with Article 6.

3.3.2. The JRC shall prepare a detailed Discovery Plan and thereafter on a regular basis (at least annually), propose updates to the Discovery Plan which shall include without limitation, any required or appropriate amendments, changes, and additions to the Discovery Plan, a specification of each Party’s specific research activities, the allocation of responsibilities with respect thereto, and the Discovery Plan Budget and the timelines associated with the research activities to be carried out by each Party under the Discover Program. Any such proposed updated Discovery Plan shall be submitted to the JSC for its prior review and approval. Upon approval by the JSC, the Discovery Plan shall forthwith govern the Discovery Program with respect to the Targets. Any dispute between the Parties in the JSC regarding any updated Discovery Plan shall be resolved in accordance with Section 6.4 (Disputes).

3.4. Target Selection. Any Party may propose targets of interest to the JSC and both Parties will discuss whether they intend to co-develop the Drug Candidates against the targets of interest by using the AI Platform.

3.5. Collaborative Drug Candidate. In the event that both Parties have the intention to co-develop any Drug Candidate against a target, such Drug Candidate shall become a “Collaborative Drug Candidate” and such target shall become a Target under this Agreement, and both Parties shall enter into a separate collaboration agreement as set forth in Section 3.6 (Collaboration Agreement for Collaborative Drug Candidates).

3.6. Collaboration Agreement for Collaborative Drug Candidates. The collaboration agreement for Collaborative Drug Candidates shall contain clauses including but not limited to:

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(a) all costs for the pre-clinical Development of the Collaborative Drug Candidate, shall be shared equally between the Parties.

(b) Newsoara shall have the exclusive rights to Develop and Commercialize the Collaborative Drug Candidate in the Territory and AUM shall grant Newsoara an exclusive license under all intellectual property Controlled by AUM to Develop and Commercialize the Collaborative Drug Candidate in the Territory;

(c) AUM shall have the exclusive rights to Develop and Commercialize the Collaborative Drug Candidate outside the Territory and Newsoara shall grant AUM an exclusive license for all intellectual property Controlled by Newsoara to Develop and Commercialize the Collaborative Drug Candidate outside the Territory;

(d) each Party shall solely own any Inventions that are conceived, discovered, developed or otherwise made by or on behalf of such Party;

(e) in respect of any Inventions that are jointly conceived, discovered, developed or otherwise made by or on behalf of both Parties, both Parties shall jointly own such Inventions; and

(f) all other terms and conditions (such as commercial terms) to be negotiated by the parties in good faith.

3.7. Discovery Program Staffing. Newsoara shall devote the number of FTE’s to the conduct of the Discovery Program as specified in the Discovery Plan.

3.8. Term of Discovery Program. The Discovery Program Term shall commence on the Effective Date and shall end upon the date five (5) years after the Effective Date. Either Party may extend the Discovery Program Term for (up to two (2)) additional one (1) year renewal periods by mutual consent to the other party at least three (3) months before the end of the initial Discovery Program Term or the renewal period, as applicable, which consent shall not be unreasonably withheld.

3.9. Records; Inspection.

3.9.1. Records. AUM and Newsoara shall maintain shared records of the Discovery Program (or cause such records to be maintained) in sufficient detail and in good scientific manner as will properly reflect all work done and results achieved in the performance of the Discovery Program (including all data in the form required under any applicable governmental regulations and/or as directed by the JSC).

3.10. Database Maintenance. AUM shall establish, hold and maintain a shared database for Drug Candidate(s). Newsoara shall provide data arising from the discovery program(s) in the Territory to AUM according to agreed procedures and processes.

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3.11. Target Exclusivity. Except to the extent required for either Party to fulfil its obligations under this Agreement, if both Parties agree to co-develop a Collaborative Drug Candidate against any Target, either Party shall not conduct, participate in, license or fund, directly or indirectly, alone or with any Affiliate or Third Party, research or development with respect to, or manufacturing or commercialization of, a product comprising a small molecule that, as a primary mechanism of action for therapeutic or prophylactic effect, binds to and modulates the activity of such Target. Notwithstanding the foregoing provision of this Section 3.11 (Target Exclusivity), in the event of a Change of Control of either Party, the provisions of this Section 3.11 (Target Exclusivity) shall not apply to any active research or development program that a portion of the surviving entity that was not such Party (prior to the Change of Control) had ongoing as of immediately prior to the date of such Change of Control. For clarity, if as a result of any such Change of Control, such Party exists as a wholly owned subsidiary of a parent, then the provisions of this Section 3.11 (Target Exclusivity) shall continue to apply to such Party as the surviving entity, but not to such parent. Notwithstanding the foregoing, such Party (or its successor) shall not use any information or materials (including without limitation Compounds) resulting from the Discovery Program with any such pre-existing research or development program.

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PART II:

License

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ARTICLE 4

GRANT OF RIGHTS

4.1. Grants to Newsoara. As of the Effective Date, subject to Sections 4.2 (Sublicenses), and 4.3 (Restrictions) and the other terms and conditions of this Agreement, AUM hereby grants to Newsoara:

4.1.1. License Grant under AUM Patents and AUM Product Know- How. An exclusive (including with regard to AUM and its Affiliates), milestone and royalty-bearing license or sublicense, with the right to grant sublicenses through multiple tiers in accordance with Section 4.2 (Sublicenses), under the AUM Patents and to use the AUM Product Know-How to Develop, Manufacture, Commercialize or otherwise Exploit the Licensed Compounds and the Licensed Products in the Field in the Territory;

4.1.2. License Grant under AUM Regulatory Documentation. An exclusive license (including with regard to AUM and its Affiliates) and right of reference, with the right to grant sublicenses through multiple tiers and further right of reference in accordance with Section 4.2 (Sublicenses), to use the AUM Regulatory Documentation to Develop, Manufacture, Commercialize or otherwise Exploit the Licensed Compounds and the Licensed Products in the Field in the Territory;

4.1.3. Access to AI Platform. AUM shall provide Newsoara with access to the AI Platform, and the number of users shall be in accordance with the Discovery Plan.

4.2. Sublicenses. Newsoara shall have the right to grant sublicenses (or further rights of reference) through multiple tiers under the licenses and right of reference in Section 4.1 (Grants to Newsoara) to its Affiliates or Third Party; provided that (a) Newsoara will remain responsible and liable for the performance of such Affiliate under such sublicensed rights to the same extent as if such activities were conducted by Newsoara, and will cause the Sublicensee to comply with the terms and conditions of this Agreement; (b) Newsoara will notify AUM such Sublicense within twenty (20) days from the effective date of such Sublicense.

4.3. Restrictions.

4.3.1. Restrictions for AUM.

(a) AUM shall not, and shall obligate any of its Affiliates or any of its and their licensee, Sublicensees, (sub)contractors or distributors to refrain from distributing, marketing, promoting, offering for sale or selling any Licensed Product directly or indirectly: (i) to any Person for commercial use in the Field in the Territory; or (ii) to any Person that AUM knows or reasonably suspects any of its Affiliates or any of its (or its Affiliates’) licensees, Sublicensees, or distributors to know (a) is reasonably likely to distribute, market, promote, offer for sale or sell any Licensed Product for commercial use in the Field in the Territory or assist another Person to do so, or (b) has directly or indirectly distributed, marketed, promoted, offered for sale or sold any Licensed Product for commercial use in the Field in the Territory or assisted another Person to do so.

(b) If AUM or any of its Affiliates receives or becomes aware of the receipt by a (sub)licensee, (sub)contractor or distributor of any orders for any Licensed Product for commercial use in the Field in the Territory, AUM shall notify Newsoara thereof and shall cause such recipient to refer such orders to Newsoara.

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(c) AUM shall not do any act or intentionally omit to do any act in connection with any Licensed Product that would reasonably be expected to have a material adverse impact on the Development or Commercialization of any Licensed Product in the Field in the Territory. After the Effective Date and during the Term, AUM shall not Develop, Manufacture, or Commercialize any Licensed Product in the Field in the Territory, and shall not grant any Third Party any right and license to do so, other than the performance of AUM’s obligations and exercise of AUM’s rights hereunder in accordance with the terms of this Agreement.

4.3.2. Restrictions for Newsoara.

(a) Newsoara shall not, and shall obligate any of its Affiliates or any of its and their licensees, Sublicensees, (sub)contractors or distributors to not, distribute, market, promote, offer for sale or sell any Licensed Product directly or indirectly: (i) to any Person for commercial use in the Field outside the Territory; or (ii) to any Person that Newsoara knows or reasonably suspects any of its Affiliates or any of its (or its Affiliates’) licensees, Sublicensees, or distributors to know (A) is reasonably likely to distribute, market, promote, offer for sale or sell any Licensed Product for commercial use in the Field outside the Territory or assist another Person to do so, or (B) has directly or indirectly distributed, marketed, promoted, offered for sale or sold any Licensed Product for commercial use in the Field outside the Territory or assisted another Person to do so. If Newsoara or any of its Affiliates receives or becomes aware of the receipt by a (sub)licensee, (sub)contractor or distributor of any orders for any Licensed Product for commercial use in the Field outside the Territory, Newsoara shall notify AUM thereof and shall cause such recipient to refer such orders to AUM.

(b) Newsoara shall not do any act or intentionally omit to do any act in connection with any Licensed Product that would reasonably be expected to have a material adverse impact on the Development or Commercialization of any Licensed Product in the Field outside the Territory.

4.4. Third Party License. In relation to any sublicense under a Third Party License which AUM grants to Newsoara under Section 4.1 (Grants to Newsoara), the following shall apply:

(a) AUM shall remain solely responsible for its obligations and for any payments to be made to any party under a Third Party License. To the extent the performance of AUM’s obligations under the Third Party License depends on information in Newsoara’s Control, Newsoara shall provide reasonable assistance.

(b) AUM shall not terminate the Third Party License for any reason and shall not give the other party(ies) in the Third Party License any reason for a termination. AUM shall inform Newsoara promptly in case the Third Party License is terminated, or threatened to be terminated. In such case, AUM shall use its best efforts to ensure that such third party grants a direct license to Newsoara. In the event the sublicense under the Third Party License as granted under this Agreement does not become a direct license from such third party to Newsoara, the sublicense under the Third Party License shall automatically lapse. Any unpaid payment obligations from Newsoara to AUM under this Agreement shall automatically be reduced by the amounts that Newsoara is obligated to pay, and actually paid, to such third party under the Third Party License, or under any successor (sub-)license agreement entered into between such third party (or any licensee of such third party) and Newsoara in good faith following the termination of the Third Party License and concerning the rights previously licensed to AUM under the Third Party License.

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4.5. Newsoara’s Option to Supplemental Compound.

(a) In addition to the Licensed Compounds of AUM001, AUM302 and AUM003, AUM hereby grants Newsoara the option to select up to further three (3) compounds (“Supplemental Compounds”) from the compounds Controlled by AUM or its Affiliate and approved by the JSC.

(b) Such Supplemental Compounds will become Licensed Compounds under this Agreement and the payment and remuneration terms in relation to the Supplemental Compounds shall be subject to further good faith negotiations between the Parties.

(c) The option under this Section 4.5 (Newsoara’s Option to Supplemental Compound) shall become effective from the Effective Date and expire on the fifth (5th) anniversary of the Effective Date, which may be extended upon mutual consent.

4.6. Newsoara’s Option to Equity Investment. AUM hereby grants Newsoara the option to acquire 2% equity interest of AUM. If Newsoara intends to exercise such option, such option shall be exercised within 12 months of the Effective Date. Once Newsoara sends written notice to AUM to exercise such option, the Parties will negotiate the purchase price and other clauses for such acquisition in good faith. In the event that the option is not exercised within 12 months of the Effective Date, such option shall expire.

ARTICLE 5

LICENSE FEES

5.1. Milestone Payments.

5.1.1. Development Milestones.

In partial consideration of the rights granted by AUM to Newsoara in this Part II (License), Newsoara shall pay to AUM the following payments within forty-five (45) calendar days of Newsoara’s receipt of invoice issued by AUM for the corresponding payments after the first achievement or occurrence of each of the following development milestone events described in this Section 5.1.1 (Development Milestones) by Newsoara or any of its Affiliates or Sublicensees with respect to a Licensed Product, as the case may be (each such milestone event, a “Development Milestone Event”, and each such milestone payment, a “Development Milestone Payment”). For clarity, each of the Development Milestone Payments set forth in this Section 5.1.1 (Development Milestones) will be payable once for each Licensed Product. If any Development Milestone Event does not occur, Newsoara has no obligation to make the Development Milestone Payment corresponding to such Development Milestone Event.

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Development Milestone Events	Development Milestone Payments
Initiation (Ethics Committee Approval) of the first phase II clinical trial in the Territory	$1 M
Initiation (Ethics Committee Approval) of first phase III clinical trial in the Territory	$5 M
NDA Approval in the Territory	$10 M

5.1.2. Commercial Milestones.

In partial consideration of the rights granted by AUM to Newsoara in this Part II (License), Newsoara shall pay to AUM the following commercial milestone payments within forty-five (45) calendar days of Newsoara’s receipt of invoice issued by AUM for the corresponding payments after the first achievement or occurrence of each of the following commercial milestone events is achieved by Newsoara or any of its Affiliates or its or their Sublicensees with respect to different Licensed Product (each such milestone event, a “Commercial Milestone Event,” and each such milestone payment, a “Commercial Milestone Payment”). For clarity, each of the Commercial Milestone Payments set forth in this Section 5.1.2 (Commercial Milestones) will be payable only once for each License Product and Net Sales of different Licensed Products shall be calculated separately.

Commercial Milestone Events	Commercial Milestone Payments
The annual Net Sales of a Licensed Product in the Territory is equal to or more than one hundred million Dollars ($100,000,000)	$5 M
The annual Net Sales of a Licensed Product in the Territory is equal to or more than two hundred and fifty million Dollars ($250,000,000)	$9 M
The annual Net Sales of a Licensed Product in the Territory is equal to or more than five hundred million Dollars ($500,000,000)	$15 M

5.1.3. Determination That Milestones Have Occurred.

Newsoara shall notify AUM promptly of the achievement or occurrence of each Milestone Event set forth in Section 5.1.1 (Development Milestones) or Section 5.1.2 (Commercial Milestones). In the event that, notwithstanding the fact that Newsoara has not provided AUM such a notice, AUM believes that any such Milestone Event has been achieved, it shall so notify Newsoara in writing and the Parties shall promptly meet and discuss in good faith whether such Milestone Event has been achieved. Any dispute under this Section 5.1.3 (Determination That Milestones Have Occurred) regarding whether or not such a Milestone Event has been achieved shall be subject to resolution in accordance with Section 13.4 (Dispute Resolution).

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5.2. Royalties.

5.2.1. Royalty Rates.

Subject to Section 5.2.2 (Reductions), during the Royalty Term, Newsoara shall pay AUM a royalty based on the corresponding amount of incremental Net Sales of each Licensed Product in the Field in the Territories multiplied by the applicable royalty rate in each Calendar Year, as set forth below (the “Royalty Payments”). For each Calendar Year, the below tiered royalties shall be calculated such that the higher tiered royalty rates are only used after Net Sales in each Calendar Year exceed the top threshold of the previous tier and such higher tiered royalty rate will only apply to the portion of Net Sales that falls within that tier. For clarity, the Net Sales of different Licensed Products shall be calculated separately.

That portion of Net Sales of each Licensed Product in the Territory in a Calendar Year that is:	Royalty Rate
Less than or equal to five hundred million Dollars ($500,000,000)	Six percent (6%)
Greater than five hundred million Dollars ($500,000,000) and less than or equal to one billion Dollars ($1,000,000,000)	Eight percent (8%)
Greater than one billion Dollars ($1,000,000,000)	Ten percent (10%)

If at any time during the Royalty Term, (a) any Third Party (other than Newsoara’s Sublicensee) makes Generic Version of a Licensed Product commercially available in any country or region in the Territory or (b) there is no any Valid Claim of AUM Patents that Covers the Licensed Product in such country or region, then the royalty rate applicable to Net Sales of such Licensed Product in such country or region shall be reduced to fifty percent (50%).

5.2.2. Reductions.

In the event that the use of the AUM Patents and AUM Product Know- How in relation to the Licensed Product is deemed by the Joint Steering Committee (upon consultation from respective patent counsel) to be in actual infringement of any intellectual property rights or any other rights belonging to any third party and Newsoara is obliged to enter into an agreement with such third party in order to obtain a license to allow it to Exploit the Licensed Product in the Field in a country or region in the Territory (“Exploitation License”), Newsoara shall be entitled to deduct fifty percent (50%) of royalties paid to such third party in such Calendar Year under such Exploitation License from the royalties payable hereunder in a given Calendar Year with respect to such Licensed Product in the Field in such country or region in the Territory.

Where Newsoara is obliged to enter into an Exploitation License, the quantum of the royalties under such Exploitation License shall be mutually agreed between both Parties. In the event that the Parties do not arrive at a mutual agreement, the quantum of the royalties shall be assessed by an independent third party appraiser.

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5.2.3. Expiration of Royalty Term.

Newsoara shall have no obligation to pay any royalty with respect to Net Sales of any Licensed Product in any country or region after the Royalty Term for such Licensed Product in such country or region has expired.

5.3. Payments and Reports.

Newsoara shall calculate all amounts payable to AUM pursuant to Sections 5.2 (Royalties) at the end of each Calendar Year, which amounts shall be converted to US Dollars, in accordance with Section 5.4 (Mode of Payment) and provide AUM a statement specifying, on a Licensed Product-by-Licensed Product basis, the amount of Invoiced Sales, Net Sales and deductions taken to arrive at Net Sales attributable to each Licensed Product in each country or region during the applicable Calendar Year (including such amounts expressed in local currency and as converted to US Dollars) and a calculation of the amount of Royalty Payment due on such Net Sales for such Calendar Year within sixty (60) days after the end of such Calendar Year. AUM will then issue an invoice based on Newsoara’s statement. Newsoara shall make the Payment owed to AUM hereunder within forty-five (45) calendar days after Newsoara’s receipt of invoice issued by AUM for the corresponding Payment. Without limiting the generality of the foregoing, Newsoara shall require its Affiliates and Sublicensees to account for their Net Sales and to provide such reports with respect thereto as if such sales were made by Newsoara.

5.4. Mode of Payment.

All Payments shall be made by deposit of US Dollars in immediately available cleared funds in the requisite amount to such bank account as AUM may from time to time designate by notice to Newsoara. For the purpose of calculating any sums due under, or otherwise reimbursable pursuant to, this Agreement (including the calculation of Net Sales expressed in currencies other than US Dollars), Newsoara shall convert any amount expressed in a foreign currency into US Dollar equivalents using its, its Affiliate’s or Sublicensee’s standard conversion methodology consistent with the applicable Accounting Standard (such as www.oanda.com). As between the Parties, Newsoara shall be solely responsible for any foreign exchange requirements for converting a foreign currency into a Dollar equivalent. Newsoara shall take, or shall cause its Affiliates or their Sublicensees to take, all actions required by Applicable Law for the purpose of transferring, or having transferred on its behalf, milestones, royalties or any other payments to AUM, directly or indirectly, pursuant to this Agreement, or to Newsoara pursuant to the applicable sublicense agreement, including filing or registration of the relevant sublicense agreement(s) between Newsoara and its Affiliates or Sublicensees with the competent Governmental Authority and obtaining any required approval, permit or license for the payment transfer from the competent Governmental Authority.

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5.5. Taxes.

5.5.1. Tax Responsibilities.

All amounts expressed to be payable under PART II (License) of this Agreement by any Party are deemed to be inclusive of any Tax which is chargeable. AUM alone shall be responsible for paying any and all taxes (other than withholding taxes required by Applicable Law to be paid by Newsoara) levied on account of, or measured in whole or in part by reference to, any Payments it receives. Newsoara shall deduct or withhold from the Payments any taxes that it is required by Applicable Law to deduct or withhold. Notwithstanding the foregoing, if AUM is entitled under any applicable tax treaty to a reduction of rate of, or the elimination of, applicable withholding tax, it may deliver to Newsoara or the appropriate governmental authority (with the assistance of Newsoara to the extent that this is reasonably required and is expressly requested in writing) the prescribed forms necessary to reduce the applicable rate of withholding or to relieve Newsoara of its obligation to withhold tax, and Newsoara shall apply the reduced rate of withholding, or dispense with withholding, as the case may be; provided that Newsoara has received evidence, in a form reasonably satisfactory to Newsoara, of AUM’s delivery of all applicable forms (and, if necessary, its receipt of appropriate governmental authorization) at least fifteen (15) calendar days prior to the time that the Payments are due. If, in accordance with the foregoing, Newsoara withholds any amount, it shall pay to AUM the balance when due, make timely payment to the proper taxing authority of the withheld amount and send to AUM proof of such payment within ten (10) calendar days following such payment.

5.6. Interest on Late Payments.

If any payment due to either Party under this Agreement is not paid when due, then such paying Party shall pay interest thereon (before and after any judgment) at an annual rate equal to the lessor of (i) 5%, and (ii) the maximum rate permitted under Applicable Law. Any interest will accrue from day to day and is calculated based on the actual number of days elapsed from the payment due date to the actual payment date and a year of 360 days.

5.7. Financial Records.

Newsoara shall and shall cause its Affiliates and its and their Sublicensees to, keep complete and accurate financial books and records pertaining to the Commercialization of Licensed Products hereunder, including books and records of Invoiced Sales and Net Sales of Licensed Products, in sufficient detail to calculate and verify all amounts payable hereunder.

5.8. Audit.

At the request of AUM, Newsoara shall and shall cause its Affiliates and its and their Sublicensees to, permit an independent auditor designated by AUM, no more than one (1) time per year and upon ten (10) Business Days prior notice, to audit the books and records maintained pursuant to Section 5.7 (Financial Records) to ensure the accuracy of all reports and payments made hereunder. Except as provided below, the cost of this audit shall be borne by AUM, unless the audit reveals, with respect to a period, an underpayment by Newsoara of more than ten percent (10%) from the reported amounts for such period, in which case Newsoara shall bear the cost of the audit. Unless disputed pursuant to Section 5.9 (Audit Dispute), if such audit concludes that (i) additional amounts were owed by Newsoara, Newsoara shall pay the additional amounts, with interest from the date originally due as provided in Section 5.6 (Interest on Late Payments) or (ii) excess payments were made by Newsoara, AUM shall reimburse Newsoara such excess payments, in either case ((i) or (ii)), within forty five (45) days after the date on which such audit is completed by AUM.

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5.9. Audit Dispute.

In the event of a dispute with respect to any audit under Section 5.8 (Audit), AUM and Newsoara shall work in good faith to resolve the disagreement. If the Parties are unable to reach a mutually acceptable resolution of any such dispute within thirty (30) days, the dispute shall be submitted for resolution to a certified public accounting firm jointly selected by each Party’s certified public accountants or to such other Person as the Parties shall mutually agree (the “Auditor”). The decision of the Auditor shall be final and the costs of such arbitration as well as the initial audit shall be borne between the Parties in such manner as the Auditor shall determine. Not later than ten (10) days after such decision and in accordance with such decision, Newsoara shall pay the additional amounts, with interest from the date originally due as provided in Section 5.6 (Interest on Late Payments) or AUM shall reimburse the excess payments, as applicable.

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PART III:

GENERAL

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ARTICLE 6

GOVERNANCE

6.1. Formation of the Joint Steering Committee. Within thirty (30) days following the Effective Date, the Parties shall establish a joint steering committee (“Joint Steering Committee” or “JSC”). The JSC shall consist of two (2) representatives from each of the Parties as set out in Schedule 6.1 (Initial JSC Members). From time to time, each Party may substitute one (1) or more of its representatives to the JSC on written notice to the other Party. Each Party shall ensure that, at all times during the existence of the JSC, such Party’s representatives (initial or replacement) on the JSC (a) have the appropriate expertise to undertake the roles and responsibilities of, and/or supervise and/or govern any activities undertaken by the Sub- Committees for the then-current stage of Development, Regulatory Approval, Manufacture or Commercialization of Licensed Compound and Licensed Product and (b) have the authority to bind such Party with respect to matters within the purview of the JSC and (c) at least one of each Party’s JSC representatives shall be a director level or higher of such Party.

6.2. Duties of the JSC. The JSC shall be responsible for overall supervision and management of the collaboration including monitoring the progress of each Discovery Program, each Development of each Licensed Compound, Licensed Product and each Party’s diligence in carrying out its responsibilities in connection therewith, including but not limited to, the following:

6.2.1. For each compound proposed by either Party to the JSC as a potential Licensed Compound, approval to move forward jointly into diligence, and if appropriate, further approval to move into joint negotiations to consummate a license agreement between the Parties, the product of which, if successful, will be a Licensed Compound.

6.2.2. For each Development of each Licensed Product, the JSC’s roles and responsibilities will include, among other things to:

(a) review, modify, and approve the Development Plan proposed by the JDC in accordance with Section 7.1.1 (Development Plan) for each Licensed Compound, Licensed Product, including all relevant timelines;

(b) monitor the progress of each Development Plan and each Party’s diligence in carrying out its responsibilities in connection therewith, and review, discuss and comment any results thereunder;

(c) review, modify, and approve amendments to the Development Plan proposed by the JDC for each Licensed Product from time-to-time, including any amendments to the relevant timelines set forth therein;

6.2.3. For each Collaborative Drug Candidate under each Discovery Plan:

(a) review, modify, and approve the Discovery Plan proposed by the JRC for each Collaborative Drug Candidate, including all relevant timelines and the applicable Discovery Plan Budget;

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(b) monitoring and reporting research progress and ensuring open and frequent exchange between the Parties regarding Discovery Program activities;

(c) review, modify, and approve amendments to the Discovery Plan proposed by the JRC for each Collaborative Drug Candidate from time-to-time, including any amendments to the relevant timelines and the Discover Plan Budget set forth therein;

(d) review and revise, as needed, the FTE allocation number and costs (In accordance with Section 3.7 (Discovery Program Staffing)).

6.2.4. For all discovery or Development activities under this Agreement:

(a) undertaking such other matters as are specifically assigned to the JSC in this Agreement;

(b) resolving any disputes or disagreements brought forward to it for resolution by the JDC and JRC or any of its other Sub-Committees;

(c) oversee the handling of any safety issues concerning the Licensed Product; Licensed Compound and Collaborative Drug Candidate; and

(d) perform such other functions as appropriate to further the purposes of this Agreement, as expressly set forth herein or as may be mutually agreed to in writing by the Parties.

Further details to be set out in the Schedule 6.2 (Duties of the JSC).

6.3. JSC General Provisions. The JSC shall meet at a quarterly basis or when necessary as reasonably requested by a Party. Such meetings may be either in person or via telephone or videoconference. The location of in person meetings will alternate between Shanghai and Singapore unless otherwise agreed to by the Parties. Each Party shall make proposals for agenda items and shall provide all appropriate information with respect to such proposed item at least thirty (30) days in advance of the meeting.

The responsibility for keeping minutes shall alternate between the Parties, beginning with AUM. The minutes shall be circulated for review and approval within thirty (30) days after the meeting. The Parties shall agree on the minutes of each meeting promptly, but in no event later than the next meeting of the JSC. A quorum of the JSC shall exist whenever there is present at a meeting at least one (1) representative appointed by each Party. If the quorum is met, JSC shall take action by consensus of the representatives present at a meeting with each Party having a single vote irrespective of the number of representatives of such Party in attendance, or by a written resolution signed by at least one (1) representative appointed by each Party. All the written or verbal communications by the JSC shall be made in English, including but not limited to the meetings, agenda, presentations, meeting minutes, follow up email and report exchanges.

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6.4. Disputes. If there is a matter within the JSC’s authority for which the JSC is unable to reach unanimous approval even within ten (10) Business Days after such issue or lack of consensus was raised at a JSC meeting, such matter shall be escalated and referred for resolution to the Senior Officers of the Parties. These individuals shall as soon as practicable, but not later than twenty (20) Business Days after escalation of the dispute, meet and attempt in good faith to resolve the matter or dispute and reach agreement. These individuals may obtain the advice of other employees or consultants as they deem necessary or advisable to facilitate resolution. Any final decision that both Parties’ Senior Officers agree to in writing will be conclusive and binding on the Parties. If both Parties’ Senior Officers are unable to reach agreement on any matter referred to them within twenty (20) Business Days after such matter is so referred (or such longer period as both Senior Officers may agree upon), then Newsoara will have the final decision making authority with respect to all matters in the Territory, and AUM will have the final decision making authority with respect to all matters outside the Territory. If there is any conflict between the final decision for matters falling within the Territory and the final decision for matters falling outside the Territory which Parties are not able to resolve in good faith, Parties shall submit the dispute to Arbitration, pursuant to Section 13.4.2 (Arbitration Notice) and 13.4.3 (Arbitration Procedure).

6.5. Board Appointments. Newsoara will appoint Benny Li, CEO of Newsoara to the board of AUM. Notwithstanding the forgoing, Benny Li shall not be entitled any voting rights on the board of AUM. Any requisite approvals for the board appointment shall be obtained prior to the Effective Date of this Agreement.

6.6. Appointment of Alliance Manager. Newsoara shall appoint an alliance manager at Newsoara’s costs to manage and oversee the governance and implementation of this Agreement (the “Alliance Manager”) within thirty (30) days of the Effective Date. The Alliance Manager will be jointly approved by AUM and Newsoara. If at any time a vacancy occurs for any reason, Newsoara shall as soon as reasonably practicable appoint a successor, with AUM’s approval. The Alliance Manager will be available during the existence of the JSC, to answer any reasonable questions. The Alliance Manager will coordinate and attend JSC meetings as necessary, and will facilitate JSC meetings (in case of a meeting-in-person or otherwise, the Alliance Manager shall have the responsibility of hosting the meeting).

6.7. Sub-Committees. The JSC may form sub-committees as determined by the needs of the Parties (“Sub-Committee”). Any Sub-Committee established by the JSC shall have appropriate and equal representation from each Party. Any such Sub-Committee shall:

(a) receive assignments only from the JSC;

(b) be subject to the authority of the JSC;

(c) have no power or authority greater than that of the JSC; and

(d) report any and all its actions to the JSC.

Upon the mutual agreement of both Parties at any time, any such Sub-Committee shall be dissolved, and its powers and functions returned to the JSC.

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ARTICLE 7

DISCOVERY, DEVELOPMENT, REGULATORY, TRANSITION AND

COMMERCIALIZATION ACTIVITIES

7.1. Development.

7.1.1. Development Plan. The JDC shall prepare a detailed Development Plan and thereafter on a regular basis (at least annually), propose updates to the Development Plan which shall include without limitation, any required or appropriate amendments, changes, and additions to the Development work, a specification of each Party’s specific Development activities, the allocation of responsibilities with respect thereto, and the Development Plan Budget and the timelines associated with the Development activities to be carried out by each Party. Any such proposed updated Development Plan shall be submitted to the JSC for its prior review and approval. Upon approval by the JSC, the Development Plan shall forthwith govern the Development of the Licensed Product in the Field in the Territory. Any conflict between the Parties in the JSC regarding any updated Development Plan shall be resolved in accordance with Section 6.4 (Dispute).

7.1.2. Technology Transfer. AUM shall disclose and make available to Newsoara the AUM Patent, AUM Regulatory Documentation and AUM Product Know- How within forty-five (45) days of the effective date of the Agreement. Upon Newsoara’s request, AUM will provide reasonable technical assistance in connection with such transfer.

7.1.3. Material Supply. Upon Newsoara’s request, AUM shall provide to Newsoara the sufficient amount of certain materials in AUM’s possession and created by or on behalf of AUM in connection with AUM’s (or its Affiliates) Development of a Licensed Compound, including the sufficient amount of Licensed Compound for Newsoara’s filing of an IND in the Territory for the Licensed Compound.

7.1.4. Support for Development outside the Territory. Newsoara shall use Commercially Reasonable Efforts to conduct additional experiments, which are necessary for filling IND for the Licensed Product in U.S. and have not been finished by AUM as of the Effective Date, at its sole cost and expense.

7.1.5. Diligence. After the Effective Date, as between the Parties, Newsoara shall be solely responsible for all aspects of the Development of the Licensed Compounds and the Licensed Products in the Field in the Territory at Newsoara’s own cost and expense. Newsoara shall use Commercially Reasonable Efforts to Develop, and obtain and maintain Regulatory Approvals for Licensed Product.

7.1.6. Newsoara’s Participation in Multicenter Clinical Trials. Newsoara shall use Commercially Reasonable Efforts to join any Multi-center clinical trial for the Licensed Product in the Territory, for which Newsoara shall be responsible for the cost of clinical trial in the Territory on such number of patients that does not exceed the number of patients required by applicable Regulatory Authority for Newsoara to obtain Regulatory Approval of the Licensed Product in the Territory.

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7.1.7. AUM’s Participation in Multicenter Clinical Trials. AUM shall use Commercially Reasonable Efforts to join any Multi-center clinical trial for the Licensed Product outside of the Territory, for which AUM shall be responsible for the cost of clinical trial outside of the Territory on such number of patients that does not exceed the number of patients required by applicable Regulatory Authority for AUM to obtain Regulatory Approval of the Licensed Product outside of the Territory.

7.1.8. Development Costs. Subject to Section 7.1.6 (Multicenter Clinical Trials), Newsoara shall be responsible for all of its costs and expenses in connection with the Development of and obtaining and maintaining Regulatory Approvals for, the Licensed Product in the Field in the Territory.

7.2. Regulatory Activities.

7.2.1. Regulatory Approvals for Licensed Product in the Territory. Newsoara shall at Newsoara’s own cost and expense, use Commercially Reasonable Efforts to prepare, submit, obtain, and maintain Drug Approval Applications (including the setting of the overall regulatory strategy therefor), Regulatory Approvals, and other submissions (including INDs) to Regulatory Authorities, and to conduct communications with the Regulatory Authorities, for Licensed Product in the Field in the Territory, in the name of Newsoara, or if required or advisable under any Applicable Law, jointly with its designee. AUM shall, and shall cause its Affiliates or Sublicensees to, cooperate with Newsoara, at Newsoara’s reasonable request and at Newsoara’s cost and expense, with respect to any regulatory matters for which Newsoara is responsible.

7.2.2. Regulatory Approvals for Licensed Product outside the Territory. AUM shall, at AUM’s own cost and expense, use Commercially Reasonable Efforts to prepare, submit, obtain, and maintain Drug Approval Applications (including the setting of the overall regulatory strategy therefor), Regulatory Approvals, and other submissions (including INDs) to Regulatory Authorities, and to conduct communications with the Regulatory Authorities, for Licensed Product in the Field outside the Territory, in the name of AUM, or if required or advisable under any Applicable Law, jointly with its designee. Newsoara shall, and shall cause its Affiliates or Sublicensees to, cooperate with AUM, at AUM’s reasonable request and at AUM’s cost and expense, with respect to any regulatory matters for which AUM is responsible.

7.2.3. Recalls, Suspensions or Withdrawals. The Parties, shall consult with each other, with Newsoara having the right to make the final determination whether to voluntarily implement any such recall, market suspension, or market withdrawal in the Field in the Territory. If a recall, market suspension, or market withdrawal of a Licensed Product in the Field in the Territory is mandated by a Regulatory Authority in the Territory, then, as between the Parties, Newsoara shall initiate such a recall, market suspension, or market withdrawal in compliance with Applicable Law. For all recalls, market suspensions, or market withdrawals undertaken pursuant to this Section 7.2.3 (Recalls, Suspensions or Withdrawals), as between the Parties, Newsoara shall be solely responsible for the execution thereof. Newsoara shall be responsible for all costs of any such recall, market suspension, or market withdrawal in the Field in the Territory. AUM shall inform and consult with Newsoara with respect to any recall, market suspension, or market withdrawal of the Licensed Product in the Field outside the Territory, provided that AUM has the right to make the final determination whether to voluntarily implement any such recall, market suspension or market withdrawal in the Field outside the Territory.

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7.2.4. Global Safety Database. AUM shall establish, hold and maintain the global safety database for Licensed Products in accordance with all Applicable Laws. Newsoara shall promptly provide safety information of the Licensed Products in the Field in the Territory to AUM according to the Applicable Laws and agreed procedures and processes.

7.3. Commercialization.

7.3.1. Diligence. Newsoara shall be solely responsible for Commercialization of the Licensed Products in the Field in the Territory at Newsoara’s own cost and expense.

7.3.2. Booking of Sales; Distribution. Newsoara shall invoice and book sales, establish all terms of sale (including pricing and discounts), and warehouse and distribute the Licensed Product in the Territory and perform or cause to be performed all related services. Newsoara shall handle all returns, recalls or withdrawals, order processing, invoicing, collection, distribution, and inventory management with respect to the Licensed Products in the Territory.

7.3.3. Commercialization Records. Newsoara shall maintain complete and accurate books and records pertaining to Commercialization of Licensed Product hereunder, in sufficient detail to verify compliance with its obligations under this Agreement, which shall be in compliance with Applicable Law and properly reflect all significant work done and results achieved in the performance of its Commercialization activities.

7.4. Manufacture of Licensed Product.

7.4.1. Newsoara shall, at its own expense, be solely responsible for the Manufacture and supply of the Licensed Compound and Licensed Product in the Territory, either by itself or through its Affiliates, its and their Sublicensees or Third Party contract manufacturers, and all related tasks, obligations, and responsibilities (including but not limited to filling, finishing, packaging, labelling, testing, sample retention, auditing, quality assurance, and the like). In pursuit of their Development, regulatory and Commercialization activities in accordance with Applicable Law in the Territory, either by itself or through its Affiliates, its and their Sublicensees or Third Party contract manufacturers, Newsoara shall use Commercially Reasonable Efforts to provide sufficient quantities to meet market demand for the Licensed Compound and Licensed Product in the Territory.

7.4.2. Newsoara shall Manufacture clinical supply (including but not limited to any stability and validation batches) and commercial supply batches of the Licensed Compound and Licensed Product in accordance applicable Laws and Regulatory Approvals, including without limitation cGMP (including without limitation, the cGMP requirements concerning documentation, reports and record keeping) and in accordance with the applicable specifications and requirements.

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7.4.3. In the event that AUM requests Newsoara to provide either clinical supply or commercial supply batches of the Licensed Compound and Licensed Product made in the Territory for use outside of the Territory and Newsoara, at its sole discretion, agrees to do so, both Parties shall negotiate a mark-up price for such clinical or commercial supply batches of the Licensed Compound and Licensed Product, and enter into a separate supply agreement in good faith.

7.4.4. Upon Newsoara’s request, AUM shall promptly (and in no event, later than 30 days after said request) transfer to Newsoara or its designee any AUM Product Know-How relating to Manufacture of the Licensed Compound and the Licensed Product, and provide any assistance (including on-site assistance) reasonably required to ensure an orderly transfer of the relevant manufacturing processes, without additional charge. During any such transfer, AUM shall also make available its qualified technical personnel on a reasonable basis to consult with Newsoara or its designee with respect to such AUM Product Know-How. Newsoara shall bear the travel and lodging expenses of such AUM personnel, including international travel and local transportation and lodging, provided that Newsoara requests those AUM personnel to assist the technical transfer at facility. The costs of such travel and lodging shall be agreed by the Parties in advance. For the sake of clarification, Newsoara shall be solely responsible for product liability in the Territory.

7.5. Audit of Newsoara’s Documentation

7.5.1. AUM Right to Audit. AUM shall have the right, through its authorized representatives, to the extent permitted by Applicable Law, to do the following during regular business hours and not less than ten (10) Business Days advance written notice, or forty-eight (48) hours (including at least one (1) Business Day) in the case of a “Cause” audit:

(a) subject to Applicable Law to inspect all data, documentation and work product, which are Controlled by Newsoara and are relating to the activities performed by it, its Affiliates’, any contractor, subcontractor or investigator site, including the medical records of any patient participating in any clinical trial.

(b) This right to audit and inspect all data, documentation, and work product may be exercised one (1) time in each calendar year during the Term.

(c) Notwithstanding the foregoing, if AUM shall have “Cause”, AUM may conduct reasonable additional audits and inspections during the Term. The term “Cause” means that AUM shall have a reasonable basis to believe that Newsoara, its Affiliates, its contractor, subcontractor, any investigator or site has violated Applicable Laws or materially breached the terms of this Agreement in performing the Clinical Trials.

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7.5.2. Regulatory Audit.

(a) Either Party shall permit authorized representatives of any Regulatory Authority to inspect its and its Affiliates’ and its sublicensee’s facilities and the facilities of any contractor, subcontractor or any investigator site to the extent used in the performance of the pre-clinical or clinical trials hereunder, and shall promptly notify the other Party when receiving notice of any such inspection.

(b) Either Party shall advise the other Party of the findings of any regulatory inspection and shall take the steps necessary to correct promptly any compliance deficiencies found by the Regulatory Authority relating to the manufacture of the Licensed Compounds and/or Licensed Products. Either Party further agrees to use Commercially Reasonable Efforts to provide to the other Party such documentation or conduct such analyses as the other Party may reasonably request in connection with any regulatory submission or audit.

7.6. Reports.

Newsoara shall, as promptly as practical, following the end of each Calendar Year during which Newsoara is conducting Development activities, regulatory activities, or Commercialization activities under Article 7, provide AUM with written summary report of such Development activities (including any progress on the Development Milestone Events), regulatory activities, or Commercialization activities (including any progress on the Commercial Milestone events, as may be applicable) it has performed, or caused to be performed, in respect of Licensed Product since the preceding report (or, with respect to the first such report, since the Effective Date), in the form and manner as agreed and approved by the JSC and/or the Sub-Committees formed under the JSC’s purview. Each such report shall contain details reasonably required by AUM and sufficient to enable a reasonable assessment of Newsoara’s compliance with its Payment obligations set forth in Section 7.1 (Development) through Section 7.3 (Commercialization).

7.7. Compliance.

Newsoara shall, and shall cause its Affiliates and Sublicensees to, comply with all Applicable Law with respect to the Development activities, Regulatory activities, Commercialization activities and Manufacture activities in relation to Licensed Compound and Licensed Product in the Field in the Territory.

7.8. Subcontracting.

Newsoara may subcontract with a Third Party to perform any or all of its obligations hereunder (including by appointing one or more distributors); provided that:

(a) no such permitted subcontracting shall relieve Newsoara of any obligation hereunder (except to the extent satisfactorily performed by such subcontractor) or any liability and Newsoara shall be and remain fully responsible and liable therefor and shall be fully responsible and liable for any act or omission of such subcontractor with respect to such subcontracted obligations; and

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(b) Newsoara shall use Commercially Reasonable Efforts to ensure that the agreement pursuant to which Newsoara engages any Third Party subcontractor: (i) is consistent in all material respects with this Agreement; and (ii) contains terms obligating such subcontractor to comply with the confidentiality, intellectual property and all other relevant provisions of this Agreement.

For clarity, the following subcontracting shall not be deemed as a Sublicense under Section 4.2 (Sublicenses):

(a) Newsoara subcontracts Contract Research Organization (“CRO”), Contract Manufacturing Organization (“CMO”), clinical trial sites or any other Third Party to perform portions of the Development or Manufacture of a Licensed Product on Newsoara’s, its Affiliates or its Sublicensee’s behalf;

(b) Newsoara subcontracts any Third Party to distribute and resell a Licensed Product; and

(c) Newsoara subcontracts any Third Party to re-package a Licensed Product for resale.

7.9. Global Clinical and Pre-Clinical database.

AUM shall establish, hold and maintain the global clinical and pre-clinical database for Licensed Compounds and Licensed Products in accordance with all Applicable Laws. Newsoara shall promptly provide data arising from pre-clinical and clinical studies of the Licensed Compounds and Licensed Products in the Field in the Territory to AUM according to the Applicable Laws and agreed procedures and processes.

7.10. Termination for Convenience.

Newsoara may terminate Development and Commercialization of individual Licensed Compound, and/or Licensed Product in the Territory for convenience, subject to approval by JSC. For clarity, the termination of Development and Commercialization of an individual Licensed Compound and/or Licensed Product does not affect the Development and Commercialization of other Licensed Compound(s) and/or Licensed Product(s) or the Discovery Program (Part I of this Agreement). Any conflict between the Parties in the JSC regarding such termination shall be resolved in accordance with Section 6.4 (Dispute), provided that Newsoara shall have the final decision making authority with respect to this matter in the Territory.

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ARTICLE 8

INTELLECTUAL PROPERTY

8.1. Ownership of Intellectual Property.

8.1.1. Ownership of Technology. Each Party shall own any Invention made solely by its employees, agents or contractors in connection with the performance of this Agreement and all intellectual property rights therein. The Parties shall co-own any Invention made jointly by their employees, agents or contractors in connection with the performance of this Agreement and all intellectual property rights therein (“Joint Invention”), provided that any Invention, which (a) relates to a chemical structure different from AUM302; and (b) is made during the Development of AUM302, shall not be capable of being a “Joint Invention” for the purpose of this Agreement.

8.1.2. Joint Product Invention. To the extent the Joint Invention relates to a Licensed Product (“Joint Product Invention”), AUM agrees to license its share of any such Joint Product Invention to Newsoara during the Term on an exclusive (including with regard to AUM and its Affiliates), sub-licensable, royalty-free basis, and such a license shall be restricted to the Licensed Compound and Licensed Product in the Field in the Territory. Newsoara agrees to license its share of any such Joint Product Invention to AUM during the Term on an exclusive (including with regard to Newsoara and its Affiliates), sub- licensable, royalty-free basis, and such a license shall be restricted to the Licensed Compound and Licensed Product in the Field outside the Territory.

8.1.3. Ownership of Future Improvements in the Technology. Newsoara shall make available to AUM any future further improvements made or commissioned by Newsoara in relation to any Licensed Compound and/or Licensed Product and shall license such improvements to AUM royalty-free outside of the Territory, on such terms and conditions to be negotiated by the Parties in good faith. AUM shall make available to Newsoara any future further improvements made or commissioned by AUM in relation to any of the Licensed Compound and/or Licensed Product and license such improvements to Newsoara royalty-free inside of the Territory.

8.1.4. Determination of Inventorship. The determination of whether any Inventions are conceived, discovered, developed or otherwise made by a Party for the purpose of allocating proprietary rights (including Patent, copyright or other intellectual property rights) therein, shall, for purposes of this Agreement be construed under the laws of the Republic of Singapore, as such law exists as of the Effective Date irrespective of where or when such conception, discovery, development or making occurs.

8.1.5. Ownership of Product Trademarks. As between the Parties, Newsoara shall own all rights, title and interests to the Product Trademarks in the Field in the Territory. For the sake of clarification, AUM shall own all rights, title and interests to all and any Trademarks in respect of the Drug Candidates, and or Licensed Compound and/or Licensed Product in the Field outside the Territory.

8.1.6. Ownership of Corporate Names. As between the Parties, AUM shall retain all rights, title and interests in and to AUM Corporate Names and Newsoara shall retain all rights, title and interests in and to Newsoara Corporate Names.

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8.2. Maintenance and Prosecution of Patents.

8.2.1. In General.

(a) AUM shall have the first right, but not the obligation, through counsel of its choice, to prepare, file, prosecute, maintain, and have final decision making authority with respect to the preparation, filing, prosecution and maintenance of all AUM Patents, including directing any related interference, re-issuance, re-examination and opposition proceedings with respect thereto, however, provided that Newsoara shall have right to determine the country or region within the Territory to be protected by AUM Patents.

(b) AUM shall consult with Newsoara regarding the preparation, filing, prosecution and maintenance of any AUM Patents, including any related interference, re- issuance, re-examination and opposition and shall consider Newsoara’s comments in good faith. In addition, AUM shall keep Newsoara reasonably informed of all steps taken.

(c) AUM shall bear all costs and expenses in connection with all AUM Patents within the Territory, including all costs and expenses in connection with the preparation, filing, prosecution and maintenance thereof. In the event that AUM elects not to seek patent protection for or decides to abandon any AUM Patent in any country or region within the Territory, AUM shall notify Newsoara in writing sufficiently in advance so that Newsoara may have the right (but not the obligation), at its expense, to seek, prosecute and maintain patent protection on such AUM Patents in such country or region within the Territory, in the name of Newsoara. AUM shall use Commercially Reasonable Efforts to make available to Newsoara and its authorized attorneys, agents or representatives, such of its employees as are reasonably necessary to assist Newsoara in obtaining and maintaining the patent protection described under this Section 6.2.1(c). AUM shall sign or use Commercially Reasonable Efforts to have signed all legal documents necessary to transfer such patent applications or patents from AUM to Newsoara. Such AUM Patents in such country or region within the Territory shall be deemed as Newsoara’s Patents and shall not be taken into account in determining the Royalty Term.

8.2.2. Cooperation. Newsoara shall, and shall cause its Affiliates to, assist and cooperate with AUM, as AUM may reasonably request from time to time, in the preparation, filing, prosecution and maintenance of the AUM Patents. Without limiting the foregoing, Newsoara shall, and shall cause its Affiliates to:

(a) offer its or their comments, if any, promptly; and

(b) provide access to relevant documents and other evidence and make its or their employees available at reasonable business hours, to the extent reasonably necessary for the preparation, filing, prosecution and maintenance of the AUM Patents; provided, however, that neither Party shall be required to provide legally privileged information with respect to such intellectual property unless and until procedures reasonably acceptable to such Party are in place to protect such privilege; and provided, further, that AUM shall reimburse Newsoara for its reasonable and verifiable out-of-pocket costs and expenses incurred in connection therewith.

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8.3. Enforcement of Patents.

8.3.1. Notice. Each Party shall promptly notify the other Party in writing of any actual, alleged or threatened infringement of the AUM Patents in the Field in the Territory of which such Party becomes aware (an “Infringement”).

8.3.2. Enforcement of Patents. As between the Parties, Newsoara shall have the first right, but not the obligation, to prosecute any Infringement with respect to the AUM Patents in the Territory, as applicable using counsel of its choice. If Newsoara fails to bring any such action or proceeding within sixty (60) days of a request by AUM to do so or if Newsoara earlier notifies AUM in writing of its intent not to bring such action or proceeding, then AUM will have the right (but not the obligation) to bring any such action in the Territory or proceeding by counsel of its own choice. From and after the date of such assumption, such Party shall be deemed to be the “Enforcing Party” for the purposes of this Section 8.3.2 (Enforcement of Patents) (but not for purposes of any other Section of this Agreement) with respect to such Patent.

8.3.3. Costs of Enforcement. The Enforcing Party shall solely bear the cost and expenses incurred by it or the other Party (or any Affiliate of such Party) in connection with any enforcement actions taken pursuant to this Section 8.3 (Enforcement of Patents).

8.3.4. Cooperation. The Parties shall cooperate fully in any Infringement action pursuant to this Section 8.3 (Enforcement of Patents), including by making the inventors, applicable records, and documents (including laboratory notebooks) with respect to the relevant Patents available to the Enforcing Party on the Enforcing Party’s request. With respect to an action controlled by the applicable Enforcing Party, the other Party shall, and shall cause its Affiliates to, assist and cooperate with the Enforcing Party, as the Enforcing Party may reasonably request from time to time, in connection with its activities set forth in this Section 8.3 (Enforcement of Patents), including, where necessary, furnishing a power of attorney solely for such purpose or joining in, or being named as a necessary party to, such action, providing access to relevant documents and other evidence, and making its employees available at reasonable business hours; provided that the Enforcing Party shall reimburse such other Party for its reasonable and verifiable out-of- pocket costs and expenses incurred in connection therewith.

Unless otherwise set forth herein, the Enforcing Party shall have the right to settle such claim; provided that neither Party shall have the right to settle any Infringement litigation under this Section 8.3 (Enforcement of Patents) in a manner that has a material adverse effect on the rights or interests of the other Party or in a manner that imposes any costs or liability on, or involves any admission by, the other Party, without the express written consent of such other Party (which consent shall not be unreasonably withheld, conditioned or delayed).

In connection with any activities with respect to an Infringement action prosecuted by the applicable Enforcing Party pursuant to this Section 8.3 (Enforcement of Patents) involving Patents exclusively licensed under Article 4 to the other Party, the Enforcing Party shall (a) consult with the other Party as to the strategy for the prosecution of such claim, suit, or proceeding, (b) consider in good faith any comments from the other Party with respect thereto, and (c) keep the other Party reasonably informed of any material steps taken, and provide copies of all material documents filed, in connection with such action.

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8.3.5. Recovery. Except as otherwise agreed by the Parties in writing in connection with a cost sharing arrangement, any recovery realized as a result of such litigation described above in this Section 8.3 (Enforcement of Patents) (whether by way of settlement or otherwise) with respect to AUM Patents shall be first allocated to reimburse the Parties for their costs and expenses in making such recovery (which amounts shall be allocated pro rata if insufficient to cover the totality of such costs and expenses). Any remainder after such reimbursement is made shall be allocated to the Enforcing Party.

8.4. Infringement Claims by Third Parties. If the Exploitation of the Licensed Compounds or the Licensed Products in the Field in the Territory results in, or is reasonably expected to result in, any claim, suit or proceeding by a Third Party alleging Infringement by Newsoara or any of its Affiliates or its or their Sublicensees, distributors or customers, including any defense or counterclaim in connection with an Infringement action initiated pursuant to Section 8.3 (Enforcement of Patents) (a “Third Party Infringement Claim”), the Party first becoming aware of such alleged Infringement shall promptly notify the other Party thereof in writing. As between the Parties, Newsoara shall defend against any such Third Party Infringement Claim in the Territory, using counsel of Newsoara’s choice. Fifty percent (50%) of all costs and expenses (including any damages, awards, royalties, settlement amounts and other liabilities) incurred by Newsoara or any of its Affiliates or its or their Sublicensees, distributors or customers in connection with such Third Party Infringement Claim may be offset from the payments due to AUM for the corresponding Calendar Year or one or more years thereafter.

AUM may participate in any such claim, suit or proceeding with counsel of its choice at its sole cost and expense; provided that Newsoara shall retain the right to control such claim, suit or proceeding. AUM shall, and shall cause its Affiliates to, assist and cooperate with Newsoara, as Newsoara may reasonably request from time to time, in connection with its activities set forth in this Section 8.4 (Infringement Claims by Third Parties), including, where necessary, furnishing a power of attorney solely for such purpose or joining in, or being named as a necessary party to, such action, providing access to relevant documents and other evidence, and making its employees available at reasonable business hours. Newsoara shall keep AUM reasonably informed of all material developments in connection with any such claim, suit or proceeding. Newsoara agrees to provide AUM with copies of all material pleadings filed in such action and to consider in good faith and not unreasonably refuse to incorporate into its pleadings any timely and reasonable comments from AUM with respect thereto.

8.5. Invalidity or Unenforceability Defences or Actions. Each Party shall promptly notify the other Party in writing of any alleged or threatened assertion of invalidity or unenforceability of any of the AUM Patents in the Territory by a Third Party of which such Party becomes aware. AUM shall have the first right, but not the obligation to defend and control the defense of the validity and enforceability of the AUM Patents, as applicable, using counsel of AUM’s choice, including when such invalidity or unenforceability is raised as a defence or counterclaim in connection with an Infringement action initiated pursuant to Section 8.3 (Enforcement of Patents).

AUM shall solely bear the cost and expense of such defences that it elects to undertake worldwide, including for any costs and expenses incurred in connection with any such defence in the Field in the Territory.

In connection with any activities with respect to a defence, claim or counterclaim relating to the AUM Patents pursuant to this Section 8.5 (Invalidity or Unenforceability Defences or Actions), AUM shall:

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(a) consult with Newsoara as to the strategy for such activities;

(b) consider in good faith any comments from Newsoara; and

(c) keep Newsoara reasonably informed of any material steps taken and provide copies of all material documents filed, in connection with such defense, claim or counterclaim. If AUM decides not to defend and control the defense of the validity or enforceability of any AUM Patent, then AUM shall so notify Newsoara and Newsoara may choose to defend and control the defense of the validity or enforceability of any AUM Patent at its sole cost and expense in the name of Newsoara. AUM shall use Commercially Reasonable Efforts to make available to Newsoara and its authorized attorneys, agents or representatives, such of its employees as are reasonably necessary to assist Newsoara in defending the patent protection described under this Section 8.5 (Invalidity or Unenforceability Defences or Actions). AUM shall sign or use Commercially Reasonable Efforts to have signed all legal documents necessary for Newsoara to transfer such AUM Patents from AUM to Newsoara. AUM shall be reimbursed for any and all costs and expenses incurred in making available to Newsoara and its authorized attorneys, agents or representatives, such of its employees as are reasonably necessary to assist Newsoara in defending the patent protection described under this Section 8.5 (Invalidity or Unenforceability Defences or Actions). Such AUM Patents in such country or region shall be deemed as Newsoara’s Patents and shall not be taken into account in determining the Royalty Term.

8.6. Product Trademarks.

8.6.1. Prosecution of Product Trademarks. Newsoara shall have the sole right to register, prosecute and maintain the Product Trademarks in the Field in the Territory, using counsel of its own choice. All costs and expenses of registering, prosecuting and maintaining the Product Trademarks in the Field in the Territory shall be borne solely by Newsoara. For the sake of clarification, AUM shall have the sole right to register, prosecute and maintain all and any Trademarks in respect of the Drug Candidates, and or Licensed Compound and/or Licensed Product in the Field outside the Territory.

8.6.2. Enforcement of Product Trademarks. Each Party shall provide to the other Party prompt written notice of any actual or threatened Infringement of the Product Trademarks in the Territory and of any actual or threatened claim that the use of the Product Trademarks in the Territory violates the rights of any Third Party, in each case, of which such Party becomes aware. Newsoara shall have the first right, but not the obligation, to take such action as Newsoara deems necessary against a Third Party based on any alleged, threatened or actual Infringement, dilution, misappropriation or other violation of or unfair trade practices or any other like offense relating to, the Product Trademarks by a Third Party in the Territory at its sole cost and expense and using counsel of its own choice. Newsoara shall retain any damages or other amounts collected in connection therewith. Subject to the foregoing, AUM may elect at its sole cost and expense to participate in the enforcement of the Product Trademarks in the Territory.

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8.6.3. Third Party Claims. As between the Parties, Newsoara shall defend against and settle any alleged, threatened or actual claim, suit or proceeding by a Third Party that the use or registration of the Product Trademarks in the Territory infringes, dilutes, misappropriates or otherwise violates any Trademark or other right of that Third Party or constitutes unfair trade practices or any other similar offense or any other claims, suits or proceedings as may be brought by a Third Party in connection with the use of the Product Trademarks with respect to a Licensed Product in the Territory (“Third Party Trademark Claim”), using counsel of its choice, and Newsoara shall solely bear all costs and expenses (including any damages, awards, royalties, settlement amounts and other liabilities) incurred by Newsoara or any of its Affiliates or its or their Sublicensees, distributors or customers in connection with such Third Party Trademark Claim. AUM may participate in any such claim, suit or proceeding in the Territory with counsel of its choice at its sole cost and expense; provided that Newsoara shall retain the right to control such claim, suit or proceeding in the Territory. AUM shall, and shall cause its Affiliates to, assist and cooperate with Newsoara, as Newsoara may reasonably request from time to time, in connection with its activities set forth in this Section 8.6 (Product Trademarks); provided that Newsoara shall reimburse AUM for its reasonable and verifiable out-of-pocket costs and expenses incurred in connection therewith. Newsoara shall keep AUM reasonably informed of all material developments in connection with any such claim, suit or proceeding.

8.6.4. Cooperation. AUM shall, and shall cause its Affiliates to, assist and cooperate with Newsoara, as Newsoara may reasonably request from time to time, in connection with its activities set forth in this Section 8.6 (Product Trademarks), including where necessary, furnishing a power of attorney solely for such purpose or joining in, or being named as a necessary party to, such action, providing access to relevant documents and other evidence and making its employees available at reasonable business hours; provided that Newsoara shall reimburse AUM for its and its Affiliates’ reasonable and verifiable out-of-pocket costs and expenses incurred in connection therewith.

ARTICLE 9

CONFIDENTIALITY AND NON-DISCLOSURE

9.1. Confidentiality Obligations. At all times during the Term and for a period of five (5) years following termination or expiration hereof in its entirety, each Party shall and shall cause its officers, directors, employees and agents to, keep confidential and not publish or otherwise disclose to a Third Party and not use, directly or indirectly, for any purpose other than for the purposes of performing its obligations or exercising its rights under this Agreement, any Confidential Information furnished or otherwise made known to it, directly or indirectly, by the other Party, except to the extent such disclosure or use is expressly permitted by the terms of this Agreement. “Confidential Information” means any and all proprietary, technical, business or other confidential information provided by or on behalf of one Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) in connection with this Agreement, whether prior to, on or after the Effective Date, including information relating to the terms of this Agreement (subject to Section 9.4 (Public Announcements)), information relating to any Licensed Compound or any Licensed Product, including without limitation the AUM Product Know-How, the AUM Patents (if not published), the AUM Regulatory Documentation, Regulatory Documentation and information relating to the AI Platform, any Development or Commercialization of any Licensed Compound or any Licensed Product, any know-how with respect thereto developed by or on behalf of the Disclosing Party or its Affiliates or the scientific, regulatory or business affairs or other activities of either Party. Notwithstanding the foregoing, the terms of this Agreement shall be deemed to be the Confidential Information of both Parties and both Parties shall be deemed to be the Receiving Party and the Disclosing Party with respect thereto. Notwithstanding the foregoing, the confidentiality and non-use obligations under this Section 9.1 (Confidentiality Obligations) with respect to any Confidential Information shall not include any information that:

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(a) is or hereafter becomes part of the public domain by public use, publication, general knowledge or the like through no breach of this Agreement by the Receiving Party;

(b) can be demonstrated by documentation or other competent proof to have been in the Receiving Party’s (or its Affiliates’) possession prior to disclosure by the Disclosing Party without any obligation of confidentiality with respect to such information;

(c) is subsequently received by the Receiving Party from a Third Party who is not bound by any obligation of confidentiality with respect to such information;

(d) has been published by a Third Party or otherwise enters the public domain through no fault of the Receiving Party in breach of this Agreement; or

(e) can be demonstrated by documentation or other competent evidence to have been independently developed by or for the Receiving Party without reference to the Disclosing Party’s Confidential Information.

Specific aspects or details of Confidential Information shall not be deemed to be within the public domain or in the possession of the Receiving Party merely because the Confidential Information is embraced by more general information in the public domain or in the possession of the Receiving Party. Further, any combination of Confidential Information shall not be considered in the public domain or in the possession of the Receiving Party merely because individual elements of such Confidential Information are in the public domain or in the possession of the Receiving Party unless the combination and its principles are in the public domain or in the possession of the Receiving Party.

9.2. Permitted Disclosures. Each Party may disclose Confidential Information to the extent that such disclosure is:

9.2.1. made in response to a valid order of a court of competent jurisdiction or other supra-national, federal, national, regional, state, provincial and local governmental or regulatory body of competent jurisdiction or, if in the reasonable opinion of the Receiving Party’s legal counsel, such disclosure is otherwise required by Applicable Law, including by reason of filing with securities regulators; provided, however, that the Receiving Party shall first have given notice to the Disclosing Party and given the Disclosing Party a reasonable opportunity to quash such order or to obtain a protective order or confidential treatment requiring that the Confidential Information and documents that are the subject of such order be held in confidence by such court or agency or, if disclosed, be used only for the purposes for which the order was issued; and provided, further, that the Confidential Information disclosed in response to such court or governmental order shall be limited to that information which is legally required to be disclosed in response to such court or governmental order;

9.2.2. made by or on behalf of the Receiving Party to the Regulatory Authorities as required in connection with any filing, application or request for Regulatory Approval; provided, however, that reasonable measures shall be taken to assure confidential treatment of such information to the extent practicable and consistent with Applicable Law;

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9.2.3. made by or on behalf of the receiving Party to a patent authority as may be reasonably necessary or useful for purposes of obtaining or enforcing a Patent; provided, however, that reasonable measures shall be taken to assure confidential treatment of such information, to the extent such protection is available;

9.2.4. made by or on behalf of the Receiving Party to potential or actual acquirers, investor or Sublicensee of the Licensed Product as may be necessary in connection with their evaluation of such potential or actual transaction; provided, however, that such persons shall be subject to obligations of confidentiality and non-use with respect to such Confidential Information substantially similar to the obligations of confidentiality and non-use of the receiving Party pursuant to this Article 9 (Confidentiality and Non- Disclosure) (with a duration of confidentiality and non-use obligations as appropriate that is no less than two (2) years from the date of disclosure); or

9.2.5. made by or on behalf of the Receiving Party to the Receiving Party’s directors, attorneys, independent accountants or financial advisors for the sole purpose of enabling such directors, attorneys, independent accountants or financial advisors to provide advice to the Receiving Party; provided, however, that such persons shall be subject to obligations of confidentiality and non-use with respect to such Confidential Information substantially similar to the obligations of confidentiality and non-use of the receiving Party pursuant to this Article 9 (Confidentiality and Non-Disclosure) (with a duration of confidentiality and non-use obligations as appropriate that is no less than three (3) years from the date of disclosure).

9.3. Use of Name. Except as expressly provided herein, neither Party shall mention or otherwise use the name, logo or Trademark of the other Party or any of its Affiliates or any of its or their (sub)licensees (or Sublicensees) (or any abbreviation or adaptation thereof) in any publication, press release, marketing and promotional material or other form of publicity without the prior written approval of such other Party which shall not be unreasonably withheld. The restrictions imposed by this Section 9.3 (Use of Name) shall not prohibit (a) either Party from making any disclosure identifying the other Party to the extent required in connection with its exercise of its rights or obligations under this Agreement, or (b) either Party from making any disclosure identifying the other Party that is required by Applicable Law or the rules of a stock exchange on which the securities of the disclosing Party are listed (or to which an application for listing has been submitted).

9.4. Public Announcements. Neither Party shall issue any other public announcement, press release or other public disclosure regarding this Agreement or its subject matter without the other Party’s prior written consent, such consent not to be unreasonably withheld, delayed or conditioned, except for any such disclosure that is, in the opinion of the Disclosing Party’s counsel, required by Applicable Law or the rules of a stock exchange on which the securities of the Disclosing Party are listed (or to which an application for listing has been submitted). In the event a Party is, in the opinion of its counsel, required by Applicable Law or the rules of a stock exchange on which its securities are listed (or to which an application for listing has been submitted) to make such a public disclosure, such Party shall submit the proposed disclosure in writing to the other Party as far in advance as reasonably practicable (and in no event less than three (3) Business Days prior to the anticipated date of disclosure) so as to provide a reasonable opportunity to comment thereon. Neither Party shall be required to seek the permission of the other Party to repeat any information regarding the terms of this Agreement or any amendment hereto that has already been publicly disclosed by such Party or by the other Party, in accordance with this Section 9.4 (Public Announcements); provided that such information remains accurate as of such time and provided the frequency and form of such disclosure are reasonable.

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9.5. Publications. The Parties recognize the desirability of publishing and publicly disclosing the results of and information regarding, activities under this Agreement. The Parties shall consult in good faith before publicly disclosing the results of and information relating to the Licensed Compound or Licensed Product in a manner consistent with Applicable Law and industry practices, as provided in this Section 9.5 (Publications).

9.6. Return of Confidential Information. Upon the effective date of the expiration or termination of this Agreement for any reason, either Party may request in writing and the non- requesting Party shall either, with respect to Confidential Information to which such non- requesting Party does not retain rights under the surviving provisions of this Agreement, at the requesting Party’s election, (a) promptly destroy all copies of such Confidential Information in the possession or control of the non-requesting Party and confirm such destruction in writing to the requesting Party or (b) promptly deliver to the requesting Party, at the non-requesting Party’s sole cost and expense, all copies of such Confidential Information in the possession or control of the non-requesting Party. Notwithstanding the foregoing, the non-requesting Party shall be permitted to retain such Confidential Information (a) to the extent necessary or useful for purposes of performing any continuing obligations or exercising any ongoing rights hereunder and, in any event, a single copy of such Confidential Information for archival purposes and (b) any computer records or files containing such Confidential Information that have been created solely by such non-requesting Party’s automatic archiving and back-up procedures, to the extent created and retained in a manner consistent with such non-requesting Party’s standard archiving and back-up procedures, but not for any other uses or purposes. All Confidential Information shall continue to be subject to the terms of this Agreement for the period set forth in Section 9.1 (Confidentiality Obligations).

9.7. Privileged Communications. In furtherance of this Agreement, it is expected that the Parties may, from time to time, disclose to one another privileged communications with counsel, including opinions, memoranda, letters and other written, electronic and verbal communications. Such disclosures are made with the understanding that they shall remain confidential in accordance with this Article 9 (Confidentiality and Non-Disclosure), that they will not be deemed to waive any applicable attorney-client or attorney work product or other privilege and that they are made in connection with the shared community of legal interests existing between AUM and Newsoara, including the community of legal interests in avoiding Infringement of any valid, enforceable patents of Third Parties and maintaining the validity of the AUM Patents. In the event of any litigation (or potential litigation) with a Third Party related to this Agreement or the subject matter hereof, the Parties shall, upon either Party’s request, enter into a reasonable and customary joint defense agreement. In any event, each Party shall consult in a timely manner with the other Party before engaging in any conduct (e.g., producing information or documents) in connection with litigation or other proceedings that could conceivably implicate privileges maintained by the other Party. Notwithstanding anything contained in this Section 9.7 (Privileged Communications), nothing in this Agreement shall prejudice a Party’s ability to take discovery of the other Party in disputes between them relating to the Agreement and no information otherwise admissible or discoverable by a Party shall become inadmissible or immune from discovery solely by this Section 9.7 (Privileged Communications).

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ARTICLE 10

REPRESENTATIONS, WARRANTIES AND COVENANTS

10.1. Mutual Representations and Warranties. AUM and Newsoara each represents and warrants to the other, as of the Effective Date that:

10.1.1. it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority, corporate or otherwise, to execute, deliver and perform this Agreement;

10.1.2. the execution and delivery of this Agreement and the performance by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action and do not violate: (a) such Party’s charter documents, bylaws or other organizational documents; (b) in any material respect, any agreement, instrument or contractual obligation to which such Party is bound; (c) any requirement of any Applicable Law; or (d) any order, writ, judgment, injunction, decree, determination or award of any court or Governmental Authority presently in effect applicable to such Party;

10.1.3. this Agreement is a legal, valid and binding obligation of such Party enforceable against it in accordance with its terms and conditions, subject to the effects of bankruptcy, insolvency or other laws of general application affecting the enforcement of creditor rights, judicial principles affecting the availability of specific performance and general principles of equity (whether enforceability is considered a proceeding at law or equity); and

10.1.4. it is not under any obligation, contractual or otherwise, to any Person that conflicts with or is inconsistent in any material respect with the terms of this Agreement or that would impede the diligent and complete fulfillment of its obligations hereunder.

10.2. Additional Representations and Warranties of AUM. AUM further represents and warrants to Newsoara, as of the Effective Date, that:

10.2.1. (a) AUM or one of its Affiliates Controls AUM Patents, AUM Product Know-How, and AUM Platform Know-How as of the Effective Date and AUM has the right to grant the licenses and sublicenses granted to Newsoara under this Agreement; (b) AUM has not received any written claim or demand alleging that any of the AUM Patents are invalid or unenforceable; (c) to AUM’s knowledge, no Person is infringing or threatening to infringe the AUM Patents in the Territory; and (d) all AUM Patents have been filed in accordance with the applicable formal requirements and none of such patent applications or patents have lapsed by reason of abandonment or non-payment of any fees, and AUM or its applicable Affiliate has paid all maintenance fees, which are due and payable with respect to such AUM Patents;

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10.2.2. To AUM’s knowledge, no AUM Patent is subject to any lien or other encumbrance in favor of any Third Party;

10.2.3. To AUM’s knowledge, no patent application or registration with respect to the AUM Patents is the subject of any pending interference, opposition, cancellation, or patent protest pursuant to any Applicable Law;

10.2.4. To AUM’s knowledge, the Schedule 1.13 (AUM Patents) includes all Patents Controlled by AUM or its Affiliates as of the Effective Date which are necessary for the Development, Manufacture and Commercialization of the Licensed Compounds and Licensed Products;

10.2.5. To AUM’s knowledge, the Schedule 1.12 (AUM Product Know- How) includes all Information Controlled by AUM or its Affiliates as of the Effective Date which is necessary or actually used for the Development, Manufacture and Commercialization of the Licensed Compound and Licensed Product;

10.2.6. To AUM’s knowledge, the Schedule 1.11 (AUM Platform Know-How) includes all Information Controlled by AUM or its Affiliates as of the Effective Date which are necessary for the use of the AI Platform;

10.2.7. To AUM’s knowledge, there is no agreement between AUM or its Affiliates, on the one hand, and any Third Party, on the other, pursuant to which AUM or its Affiliates has in-licensed any AUM Patent or AUM Product Know-How, expect for the Third Party License;

10.2.8. To AUM’s knowledge, AUM has not received any written notice from any Third Party, asserting or alleging (i) that the Exploitation of any Licensed Compound or Licensed Product prior to the Effective Date infringed or misappropriated the intellectual property rights of such Third Party, or (ii) that the Exploitation of the Licensed Compounds and Licensed Products as contemplated under this Agreement will infringe or misappropriate the intellectual property rights of such Third Party or (iii) use of the AI Platform in the Territory prior to the Effective Date infringed or misappropriated the intellectual property rights of such Third Party;

10.2.9. To AUM’s knowledge, the Manufacturing, Development and Commercialization of the Licensed Product in the Territory and use of the AI Platform does not infringe any intellectual property rights of any Third Party;

10.2.10. AUM has complied, in material aspects, with all Applicable Law applicable to (a) the prosecution and maintenance of AUM Patents and (b) its Development, Manufacture, Commercialization or other Exploitation of the Licensed Compounds and Licensed Products in the Field;

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10.2.11. AUM and its Affiliates have, to the extent any of them have disclosed AUM Product Know-How or AUM Platform Know-How to a Third Party, done so pursuant to non-disclosure or confidentiality agreements and have otherwise taken commercially reasonable measures consistent with industry practices to protect the secrecy, confidentiality and value of AUM Product Know-How and AUM Platform Know-How, and to AUM’s knowledge, there has not been any misappropriation of AUM Product Know- How or AUM Platform Know-How by any Third Party;

10.2.12. AUM and its Affiliate warrants that while it shall maintain access to the AI Platform, it shall use its access to said AI Platform to advance the goals of this Agreement such as but not limited to the identification of drug-like compounds with the potential to be used as the basis for drug discovery programs.

10.2.13. AUM has not granted to any Person any currently effective license, sublicense or other rights, entered into any currently effective agreement or understanding or undertaken any obligation that in any way conflicts or is inconsistent with this Agreement or the rights and licenses granted to Newsoara under this Agreement;

10.2.14. AUM has disclosed or made available to Newsoara all material information in its or its Affiliates’ possession and Control relating to the Licensed Compound and the Licensed Product, and the Development, Manufacture, use and Commercialization of the Licensed Compound and the Licensed Product as conducted prior to the Effective Date, including by providing or making available complete and correct copies of the following, if applicable: (a) adverse event reports; (b) clinical study reports and material study data; and (c) inspection reports, notices of adverse findings, warning letters, Regulatory Documentation and other material regulatory documentation;

10.2.15. To the knowledge of AUM, there are no, and there have been no, material safety issues relating to the Licensed Compound; and

10.2.16. AUM is not aware of any fact or circumstance that would reasonably be expected to materially adversely affect the acceptance or the subsequent approval, by Regulatory Authority of any filing, application or request for Regulatory Approval.

10.3. Additional Representations and Warranties of Newsoara. Newsoara further represents and warrants to AUM, as of the Effective Date, that:

10.3.1. Newsoara shall comply in material aspects, with all Applicable Law applicable to its Development, Manufacture, Commercialization or other Exploitation of the Licensed Compounds and Licensed Products in the Field;

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10.3.2. To the extent that AUM and its Affiliates have disclosed AUM Product Know-How or AUM Platform Know-How to Newsoara, AUM and its Affiliates have done so pursuant to non-disclosure or confidentiality agreements entered into with Newsoara. Therefore, Newsoara shall comply with all aspects of the non-disclosure or confidentiality agreements and take commercially reasonable measures consistent with industry practices to protect the secrecy, confidentiality and value of AUM Product Know-How and AUM Platform Know-How. Furthermore, to Newsoara’s knowledge, there has not been any misappropriation of AUM Product Know-How or AUM Platform Know-How by any Third Party;

10.3.3. Newsoara or one of its Affiliates Controls the Newsoara Know- How as of the Effective Date and Newsoara has the right to use the Newsoara Know-How; (b) Newsoara has not received any written claim or demand alleging that any of the Newsoara Know-How is infringing on any Third Party; and (c) to Newsoara’s knowledge, no Person is infringing or threatening to infringe the Newsoara Know-How in the Territory.

10.4. DISCLAIMER OF WARRANTIES. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH HEREIN, NEITHER PARTY MAKES ANY REPRESENTATIONS OR GRANTS ANY WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE.

ARTICLE 11

INDEMNITY

11.1. Indemnification of AUM. Subject to Section 8.4 (Infringement Claims by Third Parties), Newsoara shall indemnify AUM, its Affiliates, its or their (sub)licensees and its and their respective directors, officers, employees and agents and defend and save each of them harmless, from and against any and all losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) in connection with any and all suits, investigations, claims or demands of Third Parties (collectively, “Third Party Claims”) arising from or occurring as a result of: (a) the breach of any representation, warranty, covenant or other term of this Agreement by Newsoara; or (b) the fraud, gross negligence or willful misconduct on the part of Newsoara or its Affiliates or its or their Sublicensees or its or their distributors or contractors or its or their respective directors, officers, employees or agents in performing its or their obligations under this Agreement; except, in each case of clauses (a) and (b), for those Losses for which AUM has an obligation to indemnify Newsoara pursuant to Section 11.2 (Indemnification of Newsoara), as to which Losses each Party shall indemnify the other to the extent of their respective liability for the Losses.

11.2. Indemnification of Newsoara. AUM shall indemnify Newsoara, its Affiliates and their respective Sublicensees, directors, officers, employees and agents and defend and save each of them harmless, from and against any and all Losses in connection with any and all Third Party Claims arising from or occurring as a result of: (a) the breach of any representation, warranty, covenant or other term of this Agreement by AUM; or (b) the fraud, gross negligence or willful misconduct on the part of AUM or its Affiliates or their respective directors, officers, employees or agents in performing its or their obligations under this Agreement, as applicable; except, in each case of clauses (a) and (b), for those Losses for which Newsoara has an obligation to indemnify AUM pursuant to Section 11.1 (Indemnification of AUM), as to which Losses each Party shall indemnify the other to the extent of their respective liability for the Losses.

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11.3. Indemnification Procedures.

11.3.1. Notice of Claim. All indemnification claims in respect of a Party, its Affiliates or its or their (sub)licensees (or Sublicensees) or their respective directors, officers, employees and agents shall be made solely by such Party to this Agreement (the “Indemnified Party”) against the other Party to this Agreement (the “Indemnifying Party”). The Indemnified Party shall give the Indemnifying Party prompt written notice (an “Indemnification Claim Notice”) of any Losses or discovery of fact upon which such Indemnified Party intends to base a request for indemnification under this Article 11 (Indemnity); provided that no failure or delay in providing such notice shall relieve the Indemnifying Party of any liability it may have to the Indemnified Party, except to the extent that such failure or delay materially prejudices the Indemnifying Party with respect to such claim. Each Indemnification Claim Notice must contain a description of the Third Party Claim and the nature and amount of such Loss (to the extent that the nature and amount of such Loss is known at such time). The Indemnified Party shall furnish promptly to the Indemnifying Party copies of all papers and official documents received in respect of any Losses and Third Party Claims.

11.3.2. Control of Defense. The Indemnifying Party shall have the right to assume the defense of any Third Party Claim at its sole costs and expenses by giving written notice to the Indemnified Party within thirty (30) days after the Indemnifying Party’s receipt of an Indemnification Claim Notice. The assumption of the defense of a Third Party Claim by the Indemnifying Party shall not be construed as an acknowledgment that the Indemnifying Party is liable to indemnify the Indemnified Party in respect of the Third Party Claim, nor shall it constitute a waiver by the Indemnifying Party of any defenses it may assert against the Indemnified Party’s claim for indemnification. Upon assuming the defense of a Third Party Claim, the Indemnifying Party may appoint as lead counsel in the defense of the Third Party Claim any legal counsel selected by the Indemnifying Party. In the event the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall immediately deliver to the Indemnifying Party all original notices and documents (including court papers) received by the Indemnified Party in connection with the Third Party Claim. Should the Indemnifying Party assume the defense of a Third Party Claim, except as provided in Section 11.3.3 (Right to Participate in Defense), the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by such Indemnified Party in connection with the analysis, defense or settlement of the Third Party Claim unless specifically requested in writing by the Indemnifying Party.

11.3.3. Right to Participate in Defense. Any Indemnified Party shall be entitled to participate in the defense of such Third Party Claim and to employ counsel of its choice for such purpose; provided, however, that such employment shall be at the Indemnified Party’s sole cost and expense unless (a) the employment thereof has been specifically authorized by the Indemnifying Party in writing (in which case, the defense shall be controlled as provided in Section 11.3.2 (Control of Defense)), (b) the Indemnifying Party has failed to assume the defense and employ counsel in accordance with Section 11.3.2 (Control of Defense) (in which case the Indemnified Party shall control the defense), or (c) the interests of the Indemnified Party and the Indemnifying Party with respect to such Third Party Claim are sufficiently adverse to prohibit the representation by the same counsel of both Parties under Applicable Law, ethical rules or equitable principles (in which case, the Indemnified Party shall control its defense).

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11.3.4. Settlement. With respect to any Losses relating solely to the payment of money damages by the indemnifying Party in connection with a Third Party Claim and that shall not result in the applicable indemnitee(s) becoming subject to injunctive or other relief or otherwise adversely affecting the business of the Indemnified Party in any manner, the Indemnifying Party shall have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss, on such terms as the Indemnifying Party, in its sole discretion, shall deem appropriate. With respect to all other Losses in connection with Third Party Claims, where the Indemnifying Party has assumed the defense of the Third Party Claim in accordance with Section 11.3.2 (Control of Defense), the Indemnifying Party shall have authority to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss; provided it obtains the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed). If the Indemnifying Party does not assume and conduct the defense of a Third Party Claim as provided above, the Indemnified Party may defend against such Third Party Claim; provided that the Indemnified Party shall not settle any Third Party Claim without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

11.3.5. Cooperation. Regardless of whether the Indemnifying Party chooses to defend or prosecute any Third Party Claim, the Indemnified Party shall, and shall cause each indemnitee to, cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation shall include access during normal business hours afforded to the Indemnifying Party to and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Third Party Claim and making Indemnified Parties and other employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and the Indemnifying Party shall reimburse the Indemnified Party for all its, its Affiliates’ and its and their (sub)licensees’ (or Sublicensees’) or their respective directors’, officers’, employees’ and agents’, as applicable, reasonable and verifiable out-of-pocket expenses in connection therewith.

11.3.6. Expenses. Except as provided above, the costs and expenses, including fees and disbursements of counsel, incurred by the Indemnified Party and its Affiliates and its and their (sub)licensees (or Sublicensees) and their respective directors, officers, employees and agents, as applicable, in connection with any claim shall be reimbursed on a Calendar Year basis by the Indemnifying Party, without prejudice to the Indemnifying Party’s right to contest the Indemnified Party’s right to indemnification and subject to refund in the event the Indemnifying Party is ultimately held not to be obligated to indemnify the Indemnified Party.

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11.4. Special, Indirect and Other Losses. EXCEPT (A) IN THE EVENT OF THE WILLFUL MISCONDUCT OR FRAUD OF A PARTY OR OF A PARTY’S BREACH OF ITS OBLIGATIONS UNDER ARTICLE 9 (CONFIDENTIALITY AND NON-DISCLOSURE), (B) AS PROVIDED UNDER SECTION 13.9 (EQUITABLE RELIEF), OR (C) TO THE EXTENT ANY SUCH DAMAGES ARE REQUIRED TO BE PAID TO A THIRD PARTY AS PART OF A CLAIM FOR WHICH A PARTY PROVIDES INDEMNIFICATION UNDER THIS ARTICLE 11 (INDEMNITY), NEITHER PARTY NOR ANY OF ITS AFFILIATES OR (SUB)LICENSEES SHALL BE LIABLE IN CONTRACT, TORT, NEGLIGENCE, BREACH OF STATUTORY DUTY OR OTHERWISE FOR ANY SPECIAL OR PUNITIVE DAMAGES OR FOR LOSS OF PROFITS SUFFERED BY THE OTHER PARTY, PROVIDED THAT NOTHING IN THIS AGREEMENT SHALL LIMIT OR EXCLUDE ANY PARTY’S LIABILITY FOR DEATH OR PERSONAL INJURY, FRAUDULENT MISREPRESENTATION OR ANYTHING ELSE FOR WHICH ITS LIABILITY CANNOT BY APPLICABLE LAW BE LIMITED OR EXCLUDED.

ARTICLE 12

TERM AND TERMINATION

12.1. Term and Expiration. This Agreement shall commence on the Effective Date and, unless earlier terminated in accordance herewith, shall expire upon the expiration of the Royalty Term (such period, the “Term”). On a country-by-country or region-by-region (where applicable) basis, upon the expiration of a Royalty Term in a country or region, the license grants to Newsoara under Section 4.1 (Grants to Newsoara) will become fully paid-up, perpetual, and irrevocable for such country or region.

12.2. Termination.

12.2.1. Termination for Material Breach. In the event that either Party (the “Breaching Party”) is in material breach of this Agreement (a “Material Breach”), in addition to any other right and remedy the other Party (the “Non-Breaching Party”) may have, the Non-Breaching Party may provide written notice (the “Notice of Breach”) to the Breaching Party specifying the Material Breach and unless the Breaching Party cures the Material Breach specified in the Notice of Breach within ninety (90) days (the “Cure Period”), the Non-Breaching Party may exercise its right to terminate the Agreement in accordance with Section 12.4 (Consequences of Termination).

12.2.2. Termination for Insolvency. In the event that either Party (or any Affiliate that controls (as defined in the definition of Affiliate) such Party), (a) files for protection under bankruptcy or insolvency laws, (b) makes an assignment for the benefit of creditors, (c) appoints or suffers appointment of a receiver or trustee over substantially all of its property that is not discharged within ninety (90) days after such filing, (d) proposes a written agreement of composition or extension of its debts, (e) proposes or is a party to any dissolution or liquidation, (f) files a petition under any bankruptcy or insolvency act or has any such petition filed against that is not discharged within sixty (60) days of the filing thereof or (g) admits in writing its inability generally to meet its obligations as they fall due in the general course, then the other Party may terminate this Agreement in its entirety effective immediately upon written notice to such Party.

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12.3. Rights in Bankruptcy. The Parties agree that, in the event that either Party goes into liquidation in any country or jurisdiction, the Party that is not a party to such proceeding shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, which, if not already in the non-subject Party’s possession, shall be promptly delivered to it (a) upon any such commencement of a bankruptcy proceeding upon the non-subject Party’s written request therefor, unless the Party subject to such proceeding elects to continue to perform all of its obligations under this Agreement or, (b) if not delivered under clause (a) above, following the rejection of this Agreement by or on behalf of the Party subject to such proceeding upon written request therefor by the non-subject Party.

12.4. Consequences of Termination in favor of AUM. In the event of a termination of this Agreement by AUM in accordance with Section 12.2.1 (Termination for Material Breach), or 12.2.2 (Termination for Insolvency):

12.4.1. Licenses Grants by AUM. All rights and licenses granted by AUM hereunder shall immediately terminate.

12.4.2. Regulatory Documentation. Effective as of the effective date of termination, Newsoara shall and hereby does, and shall cause its Affiliates and its and their Sublicensees to, assign to AUM all rights, title and interests in and to all Regulatory Documentation (including any Regulatory Approvals) applicable to any Licensed Compound or Licensed Product or any Improvement thereto then Controlled by Newsoara or any of its Affiliates or any of its or their Sublicensees. If any such Regulatory Documentation or Regulatory Approval is not immediately transferrable in a country or region, Newsoara shall provide AUM with all benefit of such Regulatory Documentation or Regulatory Approval, as applicable, and such assistance and cooperation as necessary or reasonably requested by AUM to timely transfer such Regulatory Documentation or Regulatory Approval, as applicable, to AUM or its designee or, at AUM’s option, to enable AUM to obtain a substitute for such Regulatory Documentation or Regulatory Approval, as applicable, without disruption to AUM’s Exploitation of the applicable Licensed Compound(s) or Licensed Product(s) or Improvements thereto. Such assignment of Regulatory Documentation will be conducted at no cost to AUM. The Parties shall discuss and establish appropriate arrangements with respect to safety data exchanges.

12.4.3. Product Trademarks. Effective as of the effective date of termination of this Agreement, Newsoara shall and hereby does, and shall cause its Affiliates and its and their Sublicensees to, assign to AUM, without any costs to AUM, all rights, title and interests in and to all Product Trademarks (excluding any such Trademarks that include, in whole or in part, any Newsoara Corporate Names).

12.4.4. Ongoing Clinical Trials. Unless expressly prohibited by any Regulatory Authority, at AUM’s written request, Newsoara shall and hereby does, and shall cause its Affiliates and its and their Sublicensees to, (i) transfer control to AUM of any or all clinical studies involving any Licensed Product being conducted by or on behalf of Newsoara, an Affiliate or a Sublicensee as of the effective date of termination, and (ii) continue to conduct such clinical studies, at AUM’s cost, for as long as necessary to enable such transfer to be completed without interruption of any such clinical study; provided that AUM shall not have any obligation to continue any clinical study unless required by Applicable Law and, with respect to each clinical study for which such transfer is expressly prohibited by the applicable Regulatory Authority, if any, Newsoara or the relevant Affiliate or Sublicensee shall continue to conduct such clinical study to completion, at AUM’s cost and expense.

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12.4.5. Further Assistance. Newsoara shall duly execute and deliver, or cause to be duly executed and delivered, such instruments and shall do and cause to be done such acts and things, including the filing of such assignments, agreements, documents, and instruments, as may be necessary under, or as AUM may reasonably request in connection with, or to carry out more effectively the purpose of, or to better assure and confirm unto AUM its rights under, this Section 12.4 (Consequences of Termination) at AUM’s expense and cost.

12.5. Remedies. Except as otherwise expressly provided herein, termination of this Agreement in accordance with the provisions hereof shall not limit remedies that may otherwise be available in law or equity.

12.6. Accrued Rights; Surviving Obligations. Termination or expiration of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of a Party prior to such termination or expiration. Such termination or expiration shall not relieve a Party from obligations that are expressly indicated to survive the termination or expiration of this Agreement. Without limiting the foregoing, Sections 10.3 (Disclaimer of Warranties), 12.3 (Rights in Bankruptcy), 12.4 (Consequences of Termination in favor of AUM), 13.3 (Severability), 13.4 (Dispute Resolution), 13.5 (Governing Law), 13.6 (Notices), 13.9 (Equitable Relief), 13.10 (Waiver and Non-Exclusion of Remedies), 13.11 (No Benefit to Third Parties), 13.12 (Further Assurance), 13.13 (Relationship of the Parties), 13.14 (References), 13.15 (Construction), 13.16 (Counterparts), this Section 12.6 (Accrued Rights; Surviving Obligations), Article 1 (Definitions), Article 9 (Confidentiality and Non-Disclosure), and Article 11 (Indemnity) of this Agreement shall survive the termination or expiration of this Agreement for any reason.

ARTICLE 13

MISCELLANEOUS

13.1. Force Majeure. Neither Party shall be held liable or responsible to the other Party or be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement (other than an obligation to make payments) when such failure or delay is caused by or results from events beyond the reasonable control of the non- performing Party, including fires, floods, earthquakes, hurricanes, embargoes, shortages, epidemics, quarantines, war, acts of war (whether war be declared or not), terrorist acts, insurrections, riots, civil commotion, strikes, lockouts or other labor disturbances (whether involving the workforce of the non-performing Party or of any other Person), acts of God or acts, omissions or delays in acting by any Governmental Authority (except to the extent such delay results from the breach by the non-performing Party or any of its Affiliates of any term or condition of this Agreement). The non-performing Party shall notify the other Party of such force majeure within five (5) days after such occurrence by giving written notice to the other Party stating the nature of the event, its anticipated duration and any action being taken to avoid or minimize its effect. The suspension of performance shall be of no greater scope and no longer duration than is necessary and the non-performing Party shall use commercially reasonable efforts to remedy its inability to perform. When the force majeure no longer exists, the non-performing Party shall promptly resume performance under this Agreement.

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13.2. Assignment.

13.2.1. Right to Assign. Neither Party may assign its rights or, except as expressly provided in this Agreement, delegate its obligations under this Agreement, whether by operation of law or otherwise, in whole or in part without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed, except that each Party shall have the right, without such consent, to perform any or all of its obligations and exercise any or all of its rights under this Agreement through any of its Affiliates or its or their (sub)licensees; and assign any or all of its rights and delegate any or all of its obligations hereunder to any of its Affiliates or its or their (sub)licensees or to any successor in interest (whether by merger, acquisition, asset purchase or otherwise) to all or substantially all of the business to which this Agreement relates; provided that such Party shall provide written notice to the other Party within thirty (30) days after such assignment or delegation. Any permitted successor of a Party or any permitted assignee of all of a Party’s rights under this Agreement that has also assumed all of such Party’s obligations hereunder in writing shall, upon any such succession or assignment and assumption, be deemed to be a Party to this Agreement as though named herein in substitution for the assigning Party, whereupon the assigning Party shall cease to be a Party to this Agreement and shall cease to have any rights or obligations under this Agreement. All validly assigned rights of a Party shall inure to the benefit of and be enforceable by, and all validly delegated obligations of such Party shall be binding on and be enforceable against, the permitted successors and assigns of such Party. Any attempted assignment or delegation in violation of this Section 13.2.1 (Right to Assign) shall be void and of no effect.

13.3. Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law and if the rights or obligations of either Party under this Agreement will not be materially and adversely affected thereby, (a) such provision shall be fully severable, (b) this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom, and (d) the Parties will use their best efforts to replace such illegal, invalid or unenforceable provision with a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision that implements the purposes of this Agreement to the fullest extent practical. To the fullest extent permitted by Applicable Law, each Party hereby waives any provision of law that would render any provision hereof illegal, invalid or unenforceable in any respect.

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13.4. Dispute Resolution.

13.4.1. Escalation to Senior Officers. Except as provided in Section 13.9 (Equitable Relief), if a dispute, controversy, difference or claim arises between the Parties in connection with or relating to this Agreement, including the existence, validity, interpretation, performance, breach or termination thereof or any dispute regarding non- contractual obligations arising out of or relating to it, or any document or instrument delivered in connection herewith (a “Dispute”), then either Party shall refer such Dispute to the Senior Officers for attempted resolution by good faith negotiations during a period of ten (10) Business Days. Any final decision mutually agreed to by the Senior Officers shall be conclusive and binding on the Parties.

13.4.2. Arbitration Notice. If such Senior Officers are unable to resolve any such Dispute within such twenty (20)-Business Day period set forth in Section 13.4.1 (Escalation to Senior Officers), either Party shall refer such Dispute to be resolved by arbitration in accordance with Section 13.4.3 (Arbitration Procedure) upon written notice to the other Party (an “Arbitration Notice”) and seek such remedies as may be available.

13.4.3. Arbitration Procedure. Upon receipt of an Arbitration Notice by a Party, the applicable Dispute shall be resolved by final and binding arbitration before a panel of three (3) experts with relevant industry experience (the “Arbitrators”). Each of Newsoara and AUM shall promptly select one (1) Arbitrator, which selections shall in no event be made later than thirty (30) days after the Arbitration Notice. The third Arbitrator shall be chosen promptly by mutual agreement of the Arbitrator chosen by Newsoara and the Arbitrator chosen by AUM, but in no event later than thirty (30) days after the date that the last of such Arbitrators was appointed. The Arbitrators shall determine what discovery will be permitted, consistent with the goal of reasonably controlling the cost and time that the Parties must expend for discovery; provided that the Arbitrators shall permit such discovery as they deem necessary to permit an equitable resolution of the Dispute. The arbitration shall be administered by the Hong Kong International Arbitration Centre (“HKIAC”) according to the then effective arbitration rules of HKIAC. The arbitration will be held in Hong Kong and conducted in English. The Arbitrators shall, within fifteen (15) days after the conclusion of the arbitration hearing, issue a written award and statement of decision describing the essential findings and conclusions on which the award is based, including the calculation of any damages awarded. The decision or award rendered by the Arbitrators shall be final and non-appealable, and judgment may be entered upon it in accordance with Applicable Law in any court of competent jurisdiction. The Arbitrators shall be authorized to award compensatory damages, but shall not be authorized to reform, modify or materially change this Agreement or any other agreements contemplated hereunder.

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13.4.4. Cost Sharing and Continued Performance. Each Party shall bear its own counsel fees, costs, and disbursements arising out of the dispute resolution procedures described in this Section 13.4 (Dispute Resolution), and shall pay an equal share of the fees and costs of the Arbitrators and all other general fees related to any arbitration described in Section 13.4.3 (Arbitration Procedure); provided, however, the Arbitrators shall be authorized to determine whether a Party is the prevailing Party, and if so, to award to that prevailing Party reimbursement for its reasonable counsel fees, costs and disbursements (including expert witness fees and expenses, photocopy charges, or travel expenses), or the fees and costs of the Arbitrators. Unless the Parties otherwise agree in writing, during the period of time that any arbitration proceeding described in Section 13.4.3 (Arbitration Procedure) is pending under this Agreement, the Parties shall continue to comply with all those terms and provisions of this Agreement that are not the subject of such pending arbitration proceeding. Nothing contained in this Agreement shall deny any Party the right to seek injunctive or other equitable relief from a court of competent jurisdiction in the context of a bona fide emergency or prospective irreparable harm, and such an action may be filed and maintained notwithstanding any ongoing arbitration proceeding. All arbitration proceedings and decisions of the Arbitrator under this Section 13.4 (Dispute Resolution) shall be deemed Confidential Information of both Parties under Article 9 (Confidentiality and Non-Disclosure).

13.5. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Republic of Singapore, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

13.6. Notices.

13.6.1. Notice Requirements. Any notice, request, demand, waiver, consent, approval or other communication permitted or required under this Agreement shall be in writing, shall refer specifically to this Agreement and shall be deemed given only if delivered by hand or (if applicable) sent by facsimile transmission (with transmission confirmed) or by internationally recognized overnight delivery service that maintains records of delivery, addressed to the Parties at their respective addresses specified in Section 13.6.2 (Address for Notice) or to such other address as the Party to whom notice is to be given may have provided to the other Party in accordance with this Section 13.6.1 (Notice Requirements), with a courtesy copy sent by email, which will not constitute notice. Such notice shall be deemed to have been given as of the date delivered by hand or (if applicable) transmitted by facsimile (with transmission confirmed) or on the second (2nd) Business Day (at the place of delivery) after deposit with an internationally recognized overnight delivery service. Any notice delivered by facsimile (if applicable) shall be confirmed by a hard copy delivered as soon as practicable thereafter. This Section 13.6.1 (Notice Requirements) is not intended to govern the day-to-day business communications necessary between the Parties in performing their obligations under the terms of this Agreement.

13.6.2. Address for Notice.

If to Newsoara, to:

[Address of Newsoara]

Attention: [●]

Email: [●]
Facsimile: [●]

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with a copy (which shall not constitute notice) to: [●]

Attention:

Email:

If to AUM, to:

[Address of AUM]

Attention:[●]
Email: [●]
Facsimile: [●]

with a copy (which shall not constitute notice) to: [●]

Attention:

Email:

13.7. Entire Agreement; Amendments. This Agreement, together with the Schedules attached hereto, sets forth and constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof and all prior agreements, understandings, promises and representations, whether written or oral, with respect thereto are superseded hereby. Each Party confirms that it is not relying on any representations or warranties of the other Party except as specifically set forth in this Agreement. No amendment, modification, release or discharge shall be binding on the Parties unless in writing and duly executed by authorized representatives of both Parties. In the event of any inconsistencies between this Agreement and any schedules or other attachments hereto, the terms of this Agreement shall control.

13.8. Language. This Agreement shall be written and executed in, and all other communications under or in connection with this Agreement shall be in English.

13.9. Equitable Relief. Each Party acknowledges and agrees that the restrictions set forth in Article ARTICLE 8 (Intellectual Property) and Article ARTICLE 9 (Confidentiality and Non- Disclosure) are reasonable and necessary to protect the legitimate interests of the other Party and that such other Party would not have entered into this Agreement in the absence of such restrictions and that any breach or threatened breach of any provision of such Section or Articles may result in irreparable injury to such other Party for which there will be no adequate remedy at law. In the event of a breach or threatened breach of any provision of such Section or Articles, the non- breaching Party shall be authorized and entitled to seek from any court of competent jurisdiction injunctive relief, whether preliminary or permanent, specific performance and an equitable accounting of all earnings, profits and other benefits arising from such breach, which rights shall be cumulative and in addition to any other rights or remedies to which such non-breaching Party may be entitled in law or equity. Both Parties agree to waive any requirement that the other (a) post a bond or other security as a condition for obtaining any such relief or (b) show irreparable harm, balancing of harms, consideration of the public interest or inadequacy of monetary damages as a remedy. Nothing in this Section 13.9 (Equitable Relief) is intended or should be construed, to limit either Party’s right to equitable relief or any other remedy for a breach of any other provision of this Agreement.

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13.10. Waiver and Non-Exclusion of Remedies. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. The waiver by either Party of any right hereunder or of the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by such other Party whether of a similar nature or otherwise. The rights and remedies provided herein are cumulative and do not exclude any other right or remedy provided by Applicable Law or otherwise available except as expressly set forth herein.

13.11. No Benefit to Third Parties. Except as provided in Article 11 (Indemnity), covenants and agreements set forth in this Agreement are for the sole benefit of the Parties and their successors and permitted assigns and they shall not be construed as conferring any rights or enforceable by on any other Persons.

13.12. Further Assurance. Each Party shall duly execute and deliver or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents and instruments, as may be necessary or as the other Party may reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes hereof or to better assure and confirm unto such other Party its rights and remedies under this Agreement.

13.13. Relationship of the Parties. It is expressly agreed that AUM, on the one hand, and Newsoara, on the other hand, shall be independent contractors and that the relationship between the two (2) Parties shall not constitute a partnership, joint venture or agency. Neither AUM, on the one hand, nor Newsoara, on the other hand, shall have the authority to make any statements, representations or commitments of any kind or to take any action that will be binding on the other Party without the prior written consent of the other Party to do so. All persons employed by a Party shall be employees of such Party and not of the other Party and all costs and obligations incurred by reason of any such employment shall be for the account and expense of such first Party.

13.14. References. Unless otherwise specified, (a) references in this Agreement to any Article, Section or Schedule shall mean references to such Article, Section or Schedule of this Agreement, (b) references in any Section to any clause are references to such clause of such Section, (c) references to any agreement, instrument or other document in this Agreement refer to such agreement, instrument or other document as originally executed or, if subsequently amended, replaced or supplemented from time to time, as so amended, replaced or supplemented and in effect at the relevant time of reference thereto, and (d) references to any specific law, rule or regulation, or Section or other division thereof, will be deemed to include the then-current amendments thereto or any replacement or successor law, rule or regulation thereof.

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13.15. Construction. Except where the context otherwise requires, wherever used, the singular shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders and the word “or” is used in the inclusive sense (and/or). The word “will” will be construed to have the same meaning and effects as the word “shall.” Whenever this Agreement refers to a number of days, unless otherwise specified, such number refers to calendar days. The captions of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. The term “including,” “include,” or “includes” as used herein shall mean including, without limiting the generality of any description preceding such term. The language of this Agreement shall be deemed to be the language mutually chosen by the Parties and no rule of strict construction shall be applied against either Party.

13.16. Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile, PDF format via email, or other electronically transmitted signatures and such signatures shall be deemed to bind each Party as if they were original signatures.

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THIS AGREEMENT IS EXECUTED by the authorized representatives of the Parties as of the date first written above.

For and on behalf of		For and on behalf of

AUM Biosciences Pte Ltd		Newsoara Biopharma Co., Ltd

By:	/s/ Vishal Doshi	By:	/s/ Benny Li
Name:	Vishal Doshi	Name:	Benny Li, PhD
Title:	Chief Executive Officer	Title:	Chief Executive Officer

[Signature Page to License Agreement]

Schedule 1.11

AUM Platform Know-How

Schedule 1.13

AUM Patents

Schedule 1.12

AUM Product Know-How

Schedule 3

AUM Regulatory Documentation

Schedule 6.1

Initial JSC Members

(A)	Representatives of Newsoara

(1)	Name: Responsibilities: Qualifications:

(2)	Name: Responsibilities: Qualifications:

(B)	Representatives of AUM

(1)	Name: Responsibilities: Qualifications:

(2)	Name: Responsibilities: Qualifications:

Schedule 1.32

Discovery Plan

Schedule 1.112

Third Party Licenses